SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.             )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) x
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

EnPro Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

March 22, 2007

To Our Shareholders:

On behalf of the Board of Directors and management of EnPro Industries, Inc., I cordially invite you to our annual meeting of shareholders. The meeting will be held at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina on Wednesday, May 2, 2007, at 11:00 a.m.

The matters to be acted upon by the shareholders at this meeting are presented in the enclosed Notice to Shareholders, and the enclosed proxy statement contains information regarding these matters. We intend to post the voting results from the meeting on our website, www.enproindustries.com, by May 7, 2007.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy card in the enclosed postage-paid envelope, or to cast your votes by telephone or over the Internet.

Sincerely,

Ernest F. Schaub
President and Chief Executive Officer

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

NOTICE TO SHAREHOLDERS:

THE ANNUAL MEETING OF SHAREHOLDERS of EnPro Industries, Inc., a North Carolina corporation (the “Company”), will be held at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina on May 2, 2007 at 11:00 a.m. to:

1.	Elect eight directors to hold office until the next annual shareholders’ meeting or until their respective successors are elected and qualified;

2.	Ratify the selection of PricewaterhouseCoopers LLP as our external auditors for 2007;

3.	Act upon a proposal to approve our Amended and Restated Senior Executive Annual Performance Plan;

4.	Act upon a proposal to approve our Amended and Restated Long-Term Incentive Plan; and

5.	Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Information about these matters is contained in the proxy statement attached to this notice.

The Board of Directors of the Company has fixed March 5, 2007 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only those who were registered shareholders at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

The Board of Directors hereby solicits a proxy for use at the meeting, in the form accompanying this notice, from each holder of our common stock. Shareholders may withdraw their proxies at the meeting if they desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting of the proxies at the meeting.

It is important that you be represented at the meeting regardless of the number of shares you own. To help us minimize the expense associated with collecting proxies, please execute and return your proxy card promptly or cast your votes by telephone or over the Internet. No postage is required if the proxy is mailed in the United States.

By Order of the Board of Directors,

Richard L. Magee
Secretary

March 22, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS
OF
ENPRO INDUSTRIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of EnPro Industries, Inc., in connection with our annual meeting of shareholders to be held on Wednesday, May 2, 2007, at 11:00 a.m. at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, and at any adjournment or postponement of the meeting. You may use the proxy card whether or not you attend the meeting. If you are a registered stockholder (that is, you hold shares directly registered in your own name), you may also vote by telephone or over the Internet by following the instructions on your proxy card. If your shares are held in the name of a bank, broker or other nominee, which is referred to as holding in “street name,” you will receive separate voting instructions with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific procedures depend on their voting arrangements.

Your vote is very important. For this reason, we encourage you to date, sign, and return your proxy card in the enclosed envelope. Doing so will permit your shares of our common stock to be represented at the meeting by the individuals named on the enclosed proxy card.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2006 annual report, including financial statements, with this proxy statement to each registered shareholder. We will begin mailing these materials on or around March 22, 2007. Any shareholder may receive an additional copy of these materials by request to our investor relations department. You may reach the investor relations department via email to investor.relations@enproindustries.com or by calling 704-731-1522.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on proposals for the following matters:

•	Electing eight directors;

•	Ratifying the appointment of PricewaterhouseCoopers LLP as our external auditors for 2007;

•	Approving our amended and restated annual performance plan for senior officers; and

•	Approving our amended and restated long-term incentive plan or LTIP.

Our board of directors has submitted these proposals. Other business may be addressed at the meeting if it properly comes before the meeting. However, we are not aware of any such other business.

Who is entitled to vote at the meeting?

You may vote if you owned EnPro common stock as of the close of business on the record date, March 5, 2007. Each share of common stock is entitled to one vote on each matter considered at the meeting. At the close of business on the record date, 21,359,716 shares of EnPro common stock were outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

Who can attend the meeting?

All registered shareholders as of the record date (or their duly appointed proxies), beneficial owners presenting satisfactory evidence of ownership as of the record date, and our invited guests may attend the meeting.

How do I vote?

If you are a registered shareholder, you have four voting options:

•	over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	by telephone through the number shown on your proxy card;

•	by mail, by completing, signing, dating and returning your proxy card; or

•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you choose to attend the meeting, please bring proof of stock ownership and proof of identification for entrance to the meeting.

If you hold your EnPro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote EnPro shares that you hold in street name at the meeting, you must request a legal proxy from your bank, broker or other nominee and present that proxy, together with proof of identification, for entrance to the meeting.

Every vote is important! Please vote your shares promptly.

How do I vote my 401(k) shares?

Proxies will also serve as voting instructions to the plan trustee with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you participate in either of these plans, are a registered shareholder of record, and the plan account information is the same as the information we have on record with our transfer agent, your proxy card represents all of the shares you hold, both within the plan and outside it. If you hold your shares outside the plan in street name, or if your plan account information is different from the information on record with the transfer agent, then you will receive separate proxies, one for the shares held in the plan and one for shares held outside the plan.

What can I do if I change my mind after I vote my shares?

Even after you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting. If you are a registered shareholder, you may do this in four ways:

•	by giving our corporate Secretary written notice that you are revoking your proxy;

•	by timely delivering to our Secretary, or at the meeting, a signed proxy card with a later date;

•	by voting on a later date by telephone or over the Internet (only your last telephone or Internet vote is counted); or

•	if you attend the meeting, by voting your shares in person.

Your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke it.

If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy. However, if you have obtained a legal proxy from your nominee giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person.

Is there a minimum vote necessary to hold the meeting?

In order to conduct the meeting, a majority of EnPro shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum. For purposes of determining whether a quorum is present, abstentions and broker “non-votes” will be counted as shares that are present and entitled to vote. New York Stock Exchange (NYSE) rules allow banks, brokers and other nominees to vote shares they hold for a customer on matters that the NYSE determines to be routine even when the nominee has not received instructions from the customer (the beneficial owner). A broker “non-vote” occurs when a bank, broker or other nominee holding shares for a customer has not received voting instructions and cannot vote the customer’s shares on a particular matter because the matter is not considered routine under NYSE rules.

How will my vote be counted?

If you provide specific voting instructions, your EnPro shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card or vote by telephone or Internet without giving specific voting instructions, your shares will be voted as our board of directors has recommended. If you hold your shares in your name and do not give valid proxy instructions or vote in person at the meeting, your shares will not be voted. If you hold your shares in street name and do not give your nominee instructions on how you want your shares to be voted, the nominee generally has the authority to vote your shares on routine matters as described above. Both proposals to be considered at the meeting are considered routine, which means that the nominee can vote your shares on these proposals if you do not timely provide voting instructions.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted, including shares for which a proxy has been marked “ABSTAIN” on this matter, will have no impact on the election of directors. Unless proper voting instructions are to “WITHHOLD” authority for any or all nominees, the proxy given will be voted “FOR” each of the nominees for director.

In February 2006, our board amended our Corporate Governance Guidelines to add a new policy regarding director elections. Under this policy, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must promptly offer his or her resignation. The board’s nominating committee will then consider the resignation and recommend to the board whether to accept or reject it. The board will act on the nominating committee’s recommendation within 90 days after the shareholders’ meeting, and the board’s decision (including an explanation of the process by which the decision was reached) will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the board’s discussion or vote.

A majority of votes cast at the meeting is required to approve the other proposals, for ratification of our external auditors and for approval of our two amended incentive plans. Abstentions and broker “non-votes” will not be counted as votes cast for these proposals.

Is there a list of shareholders entitled to vote at the annual meeting?

You may examine a list of the shareholders entitled to vote at the meeting. We will make that list available at our main executive offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 22 through the end of the meeting. The list will also be available for inspection at the meeting.

What are the board’s recommendations?

Our board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;

•	“FOR” ratifying PricewaterhouseCoopers LLP as our external auditors for 2007;

•	“FOR” approving our amended and restated annual performance plan for senior officers; and

•	“FOR” approving our amended and restated long-term incentive plan or LTIP.

Proxy cards that are timely signed, dated and returned but do not contain instructions on how you want to vote will be voted in accordance with these recommendations.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

How can I find out the results of the vote?

We will announce preliminary voting results at the meeting and will publish final voting results in our quarterly report on Form 10-Q for the second quarter of 2007. In addition, we intend to post the voting results from the meeting on our website, www.enproindustries.com, by May 7, 2007.

What is “householding” and how does it affect me?

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that allow us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we have received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report. Alternatively, you may request that we send only one set of materials if you are receiving multiple copies. You may make any of these requests by contacting us at investor.relations@enproindustries.com or by calling 704-731-1522.

If your shares are held in the name of a bank, broker or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact your nominee.

Can I access these proxy materials on the Internet?

You can access this proxy statement and our 2006 annual report on Form 10-K, which includes our annual report to shareholders, on our Internet site at www.enproindustries.com. If you are a registered shareholder, you can choose to receive these documents over the Internet in the future by accessing www.bankofny.com and following the instructions provided on that website. This could help us save significant printing and mailing expenses. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s shareholder meeting you will receive an e-mail notification when the materials and annual report are available for on-line review, as well as the instructions for voting electronically over the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Investor Relations.

If your shares are held through a bank, broker or other nominee, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Our officers, directors and employees may solicit proxies personally, by telephone, mail or facsimile, or via the Internet. These individuals will not receive any additional compensation for their solicitation efforts. We have hired The Proxy Advisory Group, LLC to assist us in soliciting proxies. We will pay them approximately $7,500 in fees, plus expenses, for their services. In addition, upon request we will reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding voting materials to their customers who are beneficial owners and in obtaining voting instructions.

Who will count the votes?

The Bank of New York, our registrar and transfer agent, will count the votes.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of our common stock?

The following table sets forth information about the individuals and entities who held more than 5% of our common stock as of March 5, 2007. This information is based solely on SEC filings by the individuals and entities as of that date.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

Steel Partners II, L.P.(2)	3,153,403	14.8%
590 Madison Avenue, 32nd Floor New York, NY 10022
Barclays Global Investors, N.A. et al.(3)	2,298,185	10.8%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors Inc.(4)	1,780,894	8.3%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Keeley Asset Management Corp.(5)	1,607,204	7.5%
401 South LaSalle Street, Suite 1201 Chicago, IL 60605
Bank of America Corporation et al.(6)	1,207,945	5.7%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255

(1)	Applicable percentage ownership is based on 21,359,716 shares of our common stock outstanding at March 5, 2007.

(2)	This information is based on a Form 13F filed with the SEC on February 13, 2007 by Steel Partners II. This Form 13F reports the holdings of Steel Partners and Warren G. Lichtenstein as of December 31, 2006. The reporting persons report shared voting power and investment authority with respect to these shares.

(3)	This information is based on a Schedule 13G amendment dated January 31, 2007 filed with the SEC by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited reporting beneficial ownership as of December 31, 2006. Barclays Global Investors, N.A. reports sole voting power over 1,590,985 shares and sole dispositive power over 1,664,849 shares, Barclays Global Fund Advisors reports sole voting and dispositive power over 619,855 shares, and Barclays Global Investors, Ltd. reports sole voting and dispositive power over 13,481 shares.

(4)	This information is based on a Schedule 13G amendment dated February 1, 2007 filed by Dimensional Fund Advisors LP with the SEC reporting beneficial ownership as of December 31, 2006. Dimensional Fund Advisors LP reports sole voting and dispositive power over all of these shares in its role as investment advisor to certain investment companies or as investment manager to certain group trusts and other accounts.

(5)	This information is based on a Schedule 13G amendment dated February 1, 2007 filed by Keeley Asset Management Corp., Kamco Performance Limited Partnership and Kamco Limited Partnership No. 1 reporting beneficial ownership as of December 31, 2006. Keeley Asset Management Corp. reports sole voting power over 1,484,779 shares and sole dispositive power over 1,607,204 shares, Kamco Performance Limited Partnership reports sole voting and dispositive power over 22,000 shares, and Kamco Limited Partnership No. 1 reports sole voting and dispositive power over 17,000 shares.

(6)	This information is based on a Schedule 13G amendment dated February 7, 2007 filed jointly by Bank of America Corporation, NB Holdings Corporation, Bank of America N.A., Bank of America Securities Holdings Corporation, Banc of America Securities LLC, Bank of America Investment Advisors, Inc., Columbia

Management Group, LLC and Columbia Management Advisors, LLC reporting beneficial ownership as of December 31, 2006. Bank of America Corporation and NB Holdings Corporation report shared voting power over 1,207,945 shares and shared dispositive power over 1,206,638 shares. Bank of America N.A. reports sole voting power over 331,421 shares, shared voting power over 466,514 shares, sole dispositive power over 328,421 shares and shared dispositive power over 468,207 shares. Bank of America Securities Holdings Corporation reports shared voting and dispositive power over 410,010 shares. Banc of America Securities LLC reports sole voting and dispositive power over 410,010 shares. Bank of America Investment Advisors, Inc. reports sole voting and dispositive power over 144,775 shares. Columbia Management Group reports shared voting power and shared dispositive power over 320,432 shares. Columbia Management Advisors, LLC reports sole voting and dispositive power over 320,432 shares.

How much stock do our directors and executive officers own?

The following table sets forth information as of March 5, 2007 about the shares of our common stock that the following individuals beneficially own:

•	our directors;

•	director nominees; and

•	the executive officers and former executive officer listed in the summary compensation table that begins on page 29.

It also includes information about the shares of our common stock that our directors and executive officers own as a group.

	Amount and Nature	Directors’	Directors’
	of Beneficial	Phantom	Stock	Percent of
Name of Beneficial Owner	Ownership(1)	Shares(2)	Units(3)	Class(4)

William R. Holland	38,165	13,902	—	*
Ernest F. Schaub	499,409	—	—	2.3%
J. P. Bolduc	1,000	13,902	1,520	*
Peter C. Browning	4,340	13,902	7,599	*
Joe T. Ford	10,000	13,902	6,457	*
Gordon D. Harnett	2,060	13,902	6,483	*
David L. Hauser	500	895	—	*
Wilbur J. Prezzano, Jr.	—	1,866	2,284	*
William Dries	133,966	—	—	*
Richard L. Magee	113,013	—	—	*
John R. Smith	—	—	—	*
J. Milton Childress II	650	—	—	*
14 directors and executive officers as a group	830,550	72,271	24,343	4.3%
Former executive officer Richard C. Driscoll	74,517	—	—	*

*	Less than 1%

(1)	These numbers include the following shares that the officers may acquire within 60 days after March 5, 2007 through the exercise of stock options: Mr. Schaub, 357,400 shares; Mr. Dries, 103,100 shares; and Mr. Magee, 90,000 shares; and all directors and executive officers as a group, 568,600 shares. The numbers also include shares held in our Retirement Savings Plan for Salaried Employees, allocated as follows: Mr. Dries, 571 shares and Mr. Magee, 14 shares. All other ownership is direct, except that Mr. Schaub and Mr. Dries indirectly own 6,000 shares and 200 shares, respectively, which are owned by family members.

(2)	These numbers reflect the phantom shares awarded under our Outside Directors’ Phantom Share Plan and the phantom shares awarded to non-employee directors under our Amended and Restated 2002 Equity Compensation Plan. When they leave the board, directors will receive cash in an amount equal to the value of the phantom shares awarded under the Outside Directors’ Phantom Share Plan and shares of our common stock for phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan. See “Corporate Governance Policies and Practices — Director Compensation.” Because the phantom shares are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these phantom shares.

(3)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices — Director Compensation.” Because the stock units are not actual shares of our common stock, the directors have neither voting nor investment authority in common stock arising from their ownership of these stock units.

(4)	These percentages do not include the directors’ phantom shares or stock units described in Notes 2 and 3. Applicable percentage ownership is based on 21,359,716 shares of our common stock outstanding at March 5, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these people to give us copies of all Section 16(a) reports they file.

We have reviewed the copies of all reports furnished to us. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2006 any report required by Section 16(a).

PROPOSAL 1 — ELECTION OF DIRECTORS

One of the purposes of the meeting is the election of eight directors to hold office until the annual shareholders’ meeting in 2008 or until their respective successors are elected and qualified. The board of directors has nominated the eight persons named on the following pages, all of whom are now directors and whose terms would otherwise expire at the conclusion of the meeting. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees.

All nominees have indicated that they are willing to serve as directors if elected. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of such person as the board of directors may designate to replace such nominee.

The board recommends that you vote FOR the election of each of these nominees for director.

NOMINEES FOR ELECTION

WILLIAM R. HOLLAND, 68

Mr. Holland has served as a director and as Chairman of the Board since May 2002. He was Chairman from 1987 through 2001, and Chief Executive Officer from 1986 to 2000, of United Dominion Industries Limited, a diversified manufacturing company. Mr. Holland is also a director of Goodrich Corporation and Lance, Inc., both publicly traded companies, and Crowder Construction Company and Cook & Boardman, Inc., both privately owned companies. In addition, Mr. Holland serves as a corporate member of the Jupiter Florida Medical Center and on the Advisory Board of the Walker School of Business of Appalachian State University.

ERNEST F. SCHAUB, 63

Mr. Schaub has served as a director since January 2002, and as Chief Executive Officer since May 2002. From 1999 until he joined our company, Mr. Schaub was Executive Vice President of Goodrich Corporation and President and Chief Operating Officer of Goodrich Corporation’s Engineered Industrial Products segment. He is also a director of Manufacturers Alliance/MAPI and Discovery Place Museum, and a member of the Board of Advisors of the McColl School of Business at Queens University.

J. P. BOLDUC, 67

Mr. Bolduc has served as a director since 2002. He has been Chairman of the Board and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since 1995. Mr. Bolduc served as acting Chief Executive Officer of J. A. Jones, Inc. from April 2003 to September 2004. He was President and Chief Executive Officer of W. R. Grace & Co. from 1990 to 1995. Mr. Bolduc is a trustee of the William E. Simon Graduate School of Business at the University of Rochester, a member of the Advisory Council for Graduate Studies and Research at the University of Notre Dame, and a director of the Edison Preservation Foundation and Hospice of Baltimore. He is also a director of Unisys Corporation, Lance, Inc. and Management Consulting Group PLC.

PETER C. BROWNING, 65

Mr. Browning has served as a director since 2002. He was the Dean of the McColl School of Business at Queens University from March 2002 through May 2005. From 1998 to 2000, Mr. Browning was President and Chief Executive Officer, and from 1995 to 1998, President and Chief Operating Officer, of Sonoco Products Company, a manufacturer of industrial and consumer packaging. He has served as lead director of Nucor Corporation, a steel manufacturer, since May 2006 and served as Non-Executive Chairman of Nucor from September 2000 to May 2006. In addition to EnPro and Nucor, Mr. Browning is a director of Wachovia Corporation, Acuity Brands, Inc., Lowe’s Companies, Inc., and The Phoenix Companies.

JOE T. FORD, 69

Mr. Ford has served as a director since May 2002. He has been Chairman of ALLTEL Corporation, a provider of telecommunications, since 1991, and he was Chief Executive Officer of Alltel from 1987 until 2002. In addition to EnPro and ALLTEL, Mr. Ford is also a director of Textron, Inc.

GORDON D. HARNETT, 64

Mr. Harnett has served as a director since 2002. He was Chairman and Chief Executive Officer of Brush Engineered Materials Inc., a provider of metal-related products and engineered material systems, until May 2006, and had served as Chief Executive Officer at Brush Engineered Materials or a similar position at Brush Wellman, Inc. (a subsidiary of Brush Engineered Materials) since January 1991. In addition to EnPro, Mr. Harnett is also a director of The Lubrizol Corporation and PolyOne Corporation.

DAVID L. HAUSER, 55

The board of directors appointed Mr. Hauser to a vacancy on our board in February 2007. Since April 2006, Mr. Hauser has served as Group Executive and Chief Financial Officer of Duke Energy Corporation, one of the largest electric power companies in the United States. He was Group Vice President and Chief Financial Officer of Duke Energy Corporation from February 2004 to April 2006, acting Chief Financial Officer from November 2003 to February 2004 and Senior Vice President and Treasurer from June 1998 to November 2003. Mr. Hauser is a director of Fairpoint Communications, Inc., a trustee of the North Carolina Blumenthal Performing Arts Center and a member of the Business Advisory Council for the University of North Carolina at Charlotte.

WILBUR J. PREZZANO, JR., 66

Mr. Prezzano has served as a director since 2006. He retired as Vice Chairman of Eastman Kodak Company, a manufacturer of photographic equipment and supplies, in January 1997, having served in various management roles at Eastman Kodak prior to that time. He is the Non-Executive Chairman of the Board of Lance, Inc. Mr. Prezzano is also a director of Roper Industries, Inc., The Toronto-Dominion Bank, TD AMERITRADE Holding Corporation and TD Banknorth, Inc.

BOARD MATTERS

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed of our business through discussions with the Chairman and the officers, by reviewing materials provided to them, and by participating in meetings of the board and its committees. In addition, at least once per quarter, the non-management directors meet in executive session without members of management present. These sessions are presided over by the Chairman, Mr. Holland.

Committee Structure

Our board of directors has four committees: an Executive Committee, an Audit and Risk Management Committee, a Compensation and Human Resources Committee, and a Nominating and Corporate Governance Committee. In April 2006, the board decided that our seven independent directors would make up each committee other than the Executive Committee. It adopted this structure to maximize board efficiency. For a list of our independent directors, see “Corporate Governance Policies and Practices — Director Independence.”

Each board committee operates in accordance with a written charter that the board has approved. You may obtain these charters on our website at www.enproindustries.com by clicking on “Investor” and then “Corporate Governance” and looking under “Committee Charters.”

Executive Committee.  The current members of the Executive Committee are Mr. Schaub (Chairman), Mr. Bolduc, Mr. Harnett and Mr. Holland. The Executive Committee did not meet in 2006. The primary function of this committee is to exercise the powers of the board as and when directed by the board or when the board is not in session, except those powers which, under North Carolina corporate law statutes, a committee of directors has no authority to exercise.

Audit and Risk Management Committee.  The Audit and Risk Management Committee, or Audit Committee, met four times in 2006. It assists the board in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, management of significant risk areas (including insurance, pension, asbestos, environmental and litigation) and the qualifications, independence and performance of our internal and external auditors. This committee has the sole authority to appoint or replace our external auditors and to approve all fees of the external auditors. Mr. Harnett is the current committee Chairman.

Compensation and Human Resources Committee.  The Compensation and Human Resources Committee, or Compensation Committee, met four times in 2006. Mr. Bolduc is the current committee Chairman.

The primary function of the Compensation Committee is to assist the board and management in exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for executives. The Compensation Committee sets the salaries and annual bonus and long-term award opportunities for our senior executives, assesses the performance of our CEO, and oversees succession planning programs. The committee has delegated responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans to a benefits committee consisting of members of management. However, the Compensation Committee has expressly retained the authority to approve benefit plan amendments (other than amendments resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the Compensation Committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once per year.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee met three times in 2006. The primary function of this committee is to assist the board and management in exercising sound corporate governance. This committee identifies and nominates individuals who are qualified to become members of the board, assesses the effectiveness of the board and its committees, and recommends board committee assignments. It also reviews various corporate governance issues, including those items discussed below under “Corporate Governance Policies and Practices.” Mr. Holland currently chairs this committee.

Meetings and Attendance

The board met five times in 2006. All directors attended at least 75% of the total number of meetings of the full board and of the board committees on which they serve. All of our then-current directors attended our annual shareholders’ meeting in 2006.

CORPORATE GOVERNANCE POLICIES AND PRACTICES

Our board of directors and management firmly embrace good and accountable corporate governance and believe that an attentive, performing board is a tangible competitive advantage. To that end, the board has undertaken substantial efforts to ensure the highest standards of corporate governance.

Corporate Governance Guidelines and Code of Business Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the New York Stock Exchange (NYSE) and the SEC. Among other things, these guidelines specify that:

•	normally only the CEO should be an employee director;

•	a substantial majority of the members of the board should be independent directors;

•	the board should hold regularly scheduled executive sessions without management present;

•	board members should attend our annual shareholders’ meeting; and

•	the board should evaluate its performance and contributions, and those of its committees, on an annual basis.

In 2006, the board modified the Corporate Governance Guidelines to require any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election to tender a resignation to the board Chairman. See “General Information — What vote is required to approve each item?”

The board has also adopted a Code of Business Conduct. The Code covers, among other things, conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior. It applies to our director and all of our employees, including our principal executive, financial and accounting officers. Each year, we ask all members of the board and all officers to certify their compliance with the Code. Each member of the board certified compliance without exception in the first quarter of 2007; each officer certified compliance without exception in the fourth quarter of 2006.

Copies of our Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.enproindustries.com. From our home page, click on the “Investor” tab and then on “Corporate Governance.”

Director Independence

As described in our Corporate Governance Guidelines, the board believes that a substantial majority of the board should consist of independent directors. At its February 2007 meeting, the board of directors made a determination as to the independence of each of its members in 2006. It also made a determination as to the independence of Mr. Hauser, the candidate whom the Nominating and Corporate Governance Committee had recommended to fill the vacancy resulting from Mr. Hance’s retirement (and whom the board in fact appointed to fill that vacancy). In making these determinations, the board used the definition of an “independent director” in the NYSE listing standards and the categorical standards set forth in our Corporate Governance Guidelines. Under these guidelines, a director will be independent only if the board affirmatively determines that the director has no material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us).

Under our Corporate Governance Guidelines, a director will not fail to be deemed independent solely as a result of a relationship we have with an organization with which the director is affiliated as a director, partner, shareholder or officer, so long as:

(1) the relationship is in the ordinary course of our business and is on substantially the same terms as those generally prevailing at the time for comparable transactions with non-affiliated persons, and

(2) in the event of a relationship involving extensions of credit to us, the extensions of credit have complied with all applicable laws and no event of default has occurred.

In addition, under the guidelines, the board cannot conclude that a director is independent if he or she falls into one of the following categories:

•	the director is, or has been within the last three years, an employee of ours, or an immediate family member is, or has been within the last three years, an executive officer of ours;

•	the director has received more than $100,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•	the director or an immediate family member is a current partner of our external auditor, the director is a current employee of the auditor, the director has an immediate family member who is a current employee of the auditor and who participates in the firm’s audit or tax compliance practice, or the director or an immediate family member was within the last three years a partner or employee of the auditor and personally worked on our audit within that time;

•	the director or an immediate family member is, or has been in the past three years, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that employs the director;

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that we do business with, and that company’s sales to or purchases from us in any of the last three fiscal years exceeded the greater of $500,000 or 1% of the other company’s annual revenues; or

•	the director or the director’s spouse serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to such organization exceeded the greater of $500,000 or 1% of the other organization’s annual revenues.

To assist in the board’s independence determinations, each director completed a questionnaire that included questions to identify any relationships with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, the board determined that Mr. Bolduc, Mr. Browning, Mr. Ford, Mr. Harnett, Mr. Hance, Mr. Hauser, Mr. Holland, and Mr. Prezzano are independent because none has a material relationship with the company other than as a director. The board noted that Mr. Hance served as Vice Chairman of Bank of America Corporation until January 2005, that Mr. Browning currently serves as a director of Wachovia Corporation, and that both of these banks are lenders under our revolving credit facility. The board determined that each of these relationships is immaterial. Mr. Schaub’s role as CEO automatically disqualifies him from being an independent director.

“Audit Committee Financial Expert”

The board of directors has determined that Mr. Hauser is an “audit committee financial expert” as that term is defined in Item 401(h) of the SEC’s Regulation S-K. At its February 2007 meeting, the board determined that Mr. Hauser, through his education and experience as a certified public accountant and his experience as the Chief Financial Officer of Duke Energy Corporation, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;

•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Director Candidate Qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business experience, the composition of the existing board, and the candidate’s existing commitments to other businesses. In addition, all candidates must meet the requirements set forth in our Corporate Governance Guidelines. Those requirements include the following:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision making.

•	Candidates should be willing to devote the required amount of time to the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years to allow for the development of sound knowledge of our business and principal operations.

•	Candidates should be without any significant conflict of interest.

•	Candidates must be between 18 and 72 years old.

The Nominating and Corporate Governance Committee will consider recommending for nomination director candidates recommended by shareholders. Shareholders who wish to suggest that the board nominate a particular candidate should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, 28209 in accordance with the timeline and procedures set forth in our bylaws for shareholders to nominate directors themselves. See “Shareholder Proposals” for a description of the requirements to be followed in submitting a candidate and the content of the required statements.

Nomination Process

Before recommending a sitting director for re-election, the Nominating and Corporate Governance Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above) and applicable rules and requirements of the SEC and NYSE. This process includes a review on behalf of the Nominating and Corporate Governance Committee of the responses to the annual director questionnaires.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Nominating and Corporate Governance Committee may also engage the services of a third party to identify and evaluate candidates. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee (or the committee Chairman) interviews that candidate if the committee believes the candidate might be a suitable director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee concludes that a candidate would be a valuable addition to the board and that the candidate meets all of the requirements for board membership, it will recommend to the full board that the candidate be nominated for election (or appointed, if the purpose of the committee’s search was to fill a vacancy).

In the case of Mr. Hauser, whom the board appointed in February 2007 to fill a vacancy, the Chairman of the Nominating and Corporate Governance Committee met with Mr. Hauser at the suggestion of Mr. Hance. Mr. Hauser also met with our CEO and director Mr. Schaub. In addition, the Nominating and Corporate Governance Committee determined that Mr. Hauser met the qualifications for board membership specified in our Corporate Governance Guidelines and that his training and financial expertise would complement the background and experience of the other board members. Based on the recommendation of the Nominating and Corporate Governance Committee, the board unanimously appointed Mr. Hauser to the board at its February 2007 meeting and resolved that he be nominated for election by the shareholders at the annual meeting.

Communications with the Board

Shareholders and other interested parties can send communications to the board anonymously and confidentially by means of the EnTegrity Assistance Line. You can find instructions for using the EnTegrity Assistance Line on our website at www.enproindustries.com.  An independent third party staffs the line. We have instructed this third party that any report addressed to the board of directors be forwarded to the Chairman of the Audit Committee, a non-management director. Reports not addressed to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit Committee. The Director of Internal Audit periodically updates the Audit Committee regarding the investigation and resolution of all reports of alleged misconduct (financial or otherwise).

Shareholders and other interested parties also may send written correspondence to the board care of our Secretary, addressed to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. The board has established procedures for the handling of communications from shareholders and other interested parties and directed our Secretary to act as the board’s agent in processing these communications. All communications regarding matters that are within the scope of the board’s responsibilities are forwarded to the board Chairman, a non-management director. Communications regarding matters that are the responsibility of one of the board’s committees are also forwarded to the Chairman of that committee. Communications that relate to ordinary business matters, such as customer complaints, are sent to the appropriate business. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but the Secretary will make them available to any director who wishes to review them.

In addition, security holders and other interested parties who attend our annual shareholders’ meeting will have an opportunity to communicate directly with the board.

Director Compensation

Our sole employee director, Mr. Schaub, receives no compensation for serving on our board. Our non-employee directors receive the following compensation:

•	An annual cash retainer of $75,000, paid quarterly;

•	An annual fee of $6,000, paid in cash quarterly, for the chairmen of our Compensation and Human Resources Committee and Nominating and Corporate Governance Committee;

•	An annual fee of $8,000, paid in cash quarterly, for the chairman of our Audit and Risk Management Committee;

•	An additional annual fee of $180,000, paid in cash monthly, for our Chairman;

•	An initial grant of phantom shares, equal in value to $30,000, upon a director’s initial election or appointment to the board; and

•	An annual grant of phantom shares equal in value to $25,000 through the tenth year of service as a director.

Phantom shares are generally granted to non-employee directors at the first board meeting each year. These phantom shares, which we award under our Amended and Restated 2002 Equity Compensation Plan, are fully vested. When a director retires from the board, we will pay him one share of our common stock for each phantom share in his account that we awarded in 2005 or after (with any fractional phantom share paid in cash). We will pay in cash the value of phantom shares granted prior to 2005.

Non-employee directors may participate in our Deferred Compensation Plan for Non-Employee Directors. Under this plan, non-employee directors may defer receipt of all or part of the cash portion of their annual retainer fee. Participants choose between two investment alternatives, a cash account and a stock account. Deferred fees in a director’s cash account are credited with an investment return based on the director’s selection from the same menu of investment options available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Deferred fees in a director’s stock account are credited with stock units that each have a value on a given date equal to the fair market value of one share of our common stock on that date. All amounts deferred are payable when a director retires from the board. The following non-employee directors have deferred compensation under the plan as of March 5, 2007: Mr. Bolduc, 1,520 stock units; Mr. Browning, 7,599 stock units; Mr. Ford, 6,457 stock units; and Mr. Harnett, $144,600 and 6,483 stock units.

The following table presents the compensation we paid to our non-employee directors for their service in 2006.

2006 Non-Employee Director Compensation

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($) (1)	($)	($)	Earnings(2)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

J.P. Bolduc	81,000	25,000	—	—	—	—	106,000
Peter C. Browning	75,000	25,000	—	—	—	—	100,000
Joe T. Ford	75,000	25,000	—	—	—	—	100,000
James H. Hance, Jr.(3)	83,000	25,000	—	—	—	—	108,000
Gordon D. Harnett	75,000	25,000	—	—	—	—	100,000
William R. Holland	261,000	25,000	—	—	—	—	286,000
Wilbur J. Prezzano, Jr.	75,000	30,000	—	—	—	—	105,000

(1)	Each non-employee member of the board on February 14, 2006 other than Mr. Prezzano received a grant of 871 phantom shares, based on the average of the high and low sales prices of our common stock on the preceding date, which was $28.71 per share. As a new director, Mr. Prezzano received a grant of 1,120 phantom shares on January 3, 2006, his first day of service, based on the average of the high and low sales prices on January 2 ($26.78). As of December 31, 2006, the non-employee directors held the following numbers of phantom shares:

Number of
Director	Phantom Shares

J.P. Bolduc	13,156
Peter C. Browning	13,156
Joe T. Ford	13,156
James H. Hance, Jr.	13,156
Gordon D. Harnett	13,156
William R. Holland	13,156
Wilbur J. Prezzano, Jr.	1,120

(2)	Directors who participate in our Deferred Compensation Plan for Non-Employee Directors direct the investment of all funds they defer into the plan. The investment options are the same ones available under our tax-

qualified Retirement Savings Plan for Salaried Employees. Accordingly, no director earns interest on his deferrals at an above-market rate. Of the two directors who have cash accounts in the plan, one earned a return of 4.1% in 2006, the other a return of 21%.

(3)	Mr. Hance retired from the board on February 14, 2007.

LEGAL PROCEEDINGS

In February 2003, the SEC and our director Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. and a member of its board of directors, W. R. Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment. The SEC found that this violated the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls, and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that during the period in question, Mr. Bolduc did not sell any of the substantial number of W. R. Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines on Mr. Bolduc, nor did it prohibit Mr. Bolduc from continuing to serve in any capacity on public company boards of directors.

Our shareholders have reelected Mr. Bolduc to the board each year since 2003, and the Nominating and Corporate Governance Committee and the full board support the nomination of Mr. Bolduc for reelection to the board in 2007.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the quality and integrity of our financial reporting processes and our systems of internal accounting controls. Management is responsible for preparing our financial statements and for establishing and maintaining adequate internal control over financial reporting. The external auditors are responsible for performing an independent audit of those financial statements and for issuing an attestation report on management’s assessment of our internal control over financial reporting.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP (PwC), our external auditors for 2006, regarding our audited 2006 consolidated financial statements and our internal control over financial reporting. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2006. The Audit Committee has reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PwC.

The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as amended. In addition, the Audit Committee has received the written disclosures and the letter from PwC relating to the independence of that firm that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC that firm’s independence from us.

The Audit Committee has further discussed with our internal auditors and PwC the overall scope and plans for their respective 2006 audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance upon the Audit Committee’s discussions with management and PwC and the Audit Committee’s review of the representation of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC.

Audit and Risk Management Committee

J.P. Bolduc
Peter C. Browning
Joe T. Ford
James H. Hance, Jr.
Gordon D. Harnett
William R. Holland
Wilbur J. Prezzano, Jr.

February 13, 2007

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee is responsible for developing and overseeing the implementation of our compensation philosophy and strategy. The committee assists the board of directors by exercising oversight concerning the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2006.

Compensation and Human Resources Committee

J.P. Bolduc
Peter C. Browning
Joe T. Ford
James H. Hance, Jr.
Gordon D. Harnett
William R. Holland
Wilbur J. Prezzano, Jr.

February 13, 2007

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview and Objectives

At our inception as a new public company with an uncertain future, the objective of our executive compensation program was to attract management with proven experience in our industry and the skill sets to foster our success as a standalone entity. To achieve this objective, we believed a competitive compensation package was paramount. Accordingly, we tailored our compensation program to be comparable to the compensation program at Goodrich Corporation, our former corporate parent and the prior employer of a number of our executive officers. We believe this compensation program is competitive, and in fact that it helped us recruit management with the experience and skills we sought.

Now, five years later, a primary objective of our executive compensation program is to retain these officers, and to be in a position to replace them with other high-caliber individuals should that need arise. Again, a competitive pay package is vitally important to meet this objective. A concurrent objective of our executive compensation program is to contribute to our continued success as a company. We seek to accomplish this objective through our incentive plans, by rewarding performance that enhances shareholder value and furthers our strategic and financial objectives.

In the five years since our spin-off from Goodrich, our operating performance has increased significantly:

•	Total segment profit, which is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segments, has risen 90%, from $75.3 million for 2002 to $142.9 million for 2006.

•	The value of our common stock has increased from $8.45 on May 24, 2002 to $36.65 on March 5, 2007, a 334% increase.

The following graph compares this shareholder return to similar returns for the Russell 2000® Stock Index and a group of our manufacturing company peers consisting of Flowserve Corporation, Robbins & Myers, Inc., Gardner Denver, Inc., Circor International, Inc., IDEX Corporation and The Gormann-Rupp Company:

Thus, while our executive officers have benefited from our compensation program, we believe the benefits to our shareholders more than justify the cost of the program.

Program Governance

Composition of the Compensation and Human Resources Committee

In 2006, for the first time, all seven of our non-management directors sat on our Compensation and Human Resources Committee. Of the seven committee members, five have served on the compensation committees of other public companies. In February 2006 and February 2007, our board of directors determined that all seven are “independent” directors under the standards of the New York Stock Exchange and our Corporate Governance Guidelines.

Committee Function and Primary Responsibilities

The committee’s primary function, as delegated to it by our board, involves oversight concerning the appropriateness and cost of our compensation programs, particularly the program for executive officers. For our CEO, Mr. Schaub, the committee exercises this responsibility by setting the level of his salary and his annual bonus and long-term incentive award opportunities. For all other executive officers, the committee considers proposals by the CEO as to the appropriate levels of salary and incentive award opportunities. It then approves these compensation elements as proposed or, in its discretion, revises them. The committee also approves all perquisites (perks) for executive officers, all change in control agreements, the officers’ participation in all benefit and retirement plans and all material changes to these plans.

The Role of Executive Officers

Our CEO does not recommend any of his compensation, including target bonus or incentive award levels, to the committee. Moreover, the CEO’s compensation is established independently of that of the other executive officers, so that an increase in the compensation of those officers, as proposed by the CEO, does not form the basis for a corresponding increase in the CEO’s compensation.

All executive officers, acting together as a group, recommend to the board the performance measures and performance goals for the annual bonus and long-term incentive award. The committee independently reviews management’s recommendations and makes the final determination of which performance measures will be used for each incentive award and what the goals will be.

The committee often directs members of management to work with our executive compensation consultant to provide information and otherwise help with the consultant’s analyses. The committee does not delegate any of its decision making authority to executive officers or other members of management.

Our CEO, who is also a member of the board, and our Senior Vice President, Human Resources and Administration attend each meeting of the committee. Each committee meeting includes an executive session during which the committee meets without any member of management present.

Committee Meetings in 2006

In 2006, the committee met four times. The committee chair helped develop and approved the agenda for each meeting and received most committee materials weeks in advance of the meeting. Other committee members received their materials approximately one week in advance of each meeting.

The Role of the Executive Compensation Consultant

The committee directly engages our executive compensation consultant, Watson Wyatt Worldwide. The committee’s charter gives it express authority over this engagement, as well as the ability to engage other advisors as it sees fit. In addition, management engages Watson Wyatt for compensation consulting work on broad-based compensation programs like our pension plan and 401(k) plans. This work, which is not requested or overseen by the committee, is generally performed by an entirely separate Watson Wyatt office. Management also engages other consultants to perform work related to broad-based benefits programs (for example, our health and welfare benefits) and compensation of employees who work overseas.

Watson Wyatt reports directly to the committee on all work assignments from the committee. In addition, the committee chair engages in a direct dialogue with the members of the Watson Wyatt team who perform work on our executive compensation program.

Watson Wyatt’s work for the committee on executive compensation for 2006 included:

•	analyzing the competitiveness of our executive and director compensation programs;

•	assessing whether our executive compensation program effectively “pays for performance”;

•	providing information about market trends in executive and director pay practices;

•	advising on compensation program design and structure, including potential performance measures for our annual management bonus plans and long-term incentive plan, or LTIP; and

•	providing potential salary levels and target incentive award opportunities for the named executive officers.

Compensation Program Design and Tools

The committee has used a number of tools in designing our executive compensation program, including corporate policies regarding executive compensation, studies of internal pay fairness, external market studies, “tally sheets,” and tax and accounting rules.

Policies Regarding Executive Compensation

First, since our inception, the committee has adhered to a policy of attempting to set targeted in-service compensation to our executive officers at or near the market median. This policy covers base salaries as well as the incentive awards that officers will receive if we meet annual or three-year business goals. Under this policy, if our performance exceeds our goals — as it has every year, in the case of the annual bonus, and every performance period but one, in the case of the LTIP — our executive officers earn incentive awards above the median. When this happens, of course, their total compensation exceeds the median. On the other hand, if we were to fail to meet our business goals, executive compensation levels would fall below the market median.

Second, the committee has a policy of making variable compensation a significant component of each executive officer’s total compensation. The term “variable compensation” refers to amounts that are at-risk, and that an executive may in fact never receive. The more responsibility an executive has, the higher is his variable compensation as a percentage of his total compensation. Correspondingly, with more responsibility comes a lower percentage of fixed compensation that the executive is more or less guaranteed to earn for doing his job. The following graph shows the percentage of direct compensation awarded to each member of senior management in

2006 that is variable versus fixed. For purposes of this graph, “direct compensation” means the individual’s salary plus his target annual bonus and target LTIP payout for the 2006-2008 cycle:

Moreover, our executive officers’ variable compensation is truly at-risk. The committee generally believes “target” performance levels should be ones that represent significant performance improvements, and that the company will not easily achieve.

The policy of making variable compensation a significant portion of our executive officers’ total compensation helps us implement a culture in which the officers know that their pay, to a large extent, really depends on the company’s performance.

Third, the committee has policies aimed at more closely aligning management’s interests with those of our shareholders. One such policy is to systematically include some form of equity grant, or potential equity grant, as part of our executive compensation program. If our officers own shares of our common stock with values that are significant to them, we believe they will be more likely to act to maximize longer-term shareholder value instead of short-term gain. Executive officers currently have the opportunity to earn performance shares for each three-year cycle under our LTIP.

In addition, our stock ownership guidelines suggest that each executive officer hold shares of our common stock with a market value at least equal to a specified multiple of his base salary. The multiple of salary rises with one’s job responsibility. The suggested minimum ownership level for our CEO is three times his base salary, and the suggested minimum levels for the other executive officers range from 0.75 times to 1.5 times salary. In light of these guidelines, the committee has believed it appropriate to provide officers with an opportunity to earn shares as part of the long-term incentive award. All of our named executive officers currently hold at least the suggested minimum number of shares except Mr. Smith and Mr. Childress, who joined the company in December 2005. Under the guidelines, Mr. Smith has more than three years left to acquire the suggested minimum number of shares.

Our CEO, Mr. Schaub, has recently implemented a 10b5-1 plan to systematically exercise stock options he has received from us and sell a portion of the shares of our common stock he receives upon exercise. The plan covers less than 35% of the shares Mr. Schaub beneficially owns, and after it is completed he will continue to own far more than the minimum number of shares that our ownership guidelines suggest.

Study of Internal Pay Fairness

In 2005, we completed an internal study comparing total direct, in-service compensation — salary, target annual bonus and target long-term incentive award — among our executive officers and other senior managers. The purpose of the study was to determine whether these total compensation levels were set fairly among the group, based on each individual’s responsibility and contribution to the company’s overall performance. The committee concluded that the compensation levels were in fact equitable and consistent with relative responsibilities and contributions. As a result, the committee concluded that internal pay equity considerations did not compel a significant change in the compensation of any executive officer for 2006.

We expect to do a similar internal study in the future, this time comparing the spread in earning power among our executive officers and senior managers at our operating divisions to the spreads at similarly sized diversified manufacturing companies.

Market Competitiveness Analyses

Each year the committee asks our executive compensation consultant to compare our named executive officers’ salary, target annual bonus and target long-term incentive awards to those granted to officers in the same positions at other similarly sized diversified manufacturing companies. The goal of these studies is to determine whether our pay levels for these compensation elements is competitive. Watson Wyatt’s 2005 market study helped inform the committee’s executive compensation decisions for 2006. For that study, the peer group consisted of Flowserve Corporation, Ametek, Inc., Barnes Group, Inc., JLG Industries, Inc., Claror, Inc., Watts Water Technologies, Inc., Nordson Corporation, Actuant Corporation, Robbins & Myers, Inc., Gardner Denver, Inc., Circor International, Inc., IDEX Corporation and The Gormann-Rupp Company.

Watson Wyatt first compared 2004 performance data (the most recent data then available) among us and the members of the group: operating income before depreciation, sales growth, operating margin before depreciation and two-year total shareholder return. Each performance measure received equal weight. Based on these measures, our total performance score placed us in the second quartile, i.e., the top 50%. Watson Wyatt also noted specifically that our operating income, sales growth and operating margin were all very close to the median performance level, but that our two-year total shareholder return was the highest in the group.

The consultant then analyzed the three specific compensation elements we awarded our named executive officers for 2005 (base salary, annual bonus and long-term incentive opportunity) to those awarded by each member of the peer group. Its conclusions, as presented to the committee, were as follows:

•	Our named executive officers’ base salaries and target annual bonus opportunities were at or near the market median level of competitiveness.

•	Our target long-term incentive awards (performance shares and cash) were between the market median and 75th percentile except for the CEO’s target award, which was between the 25th percentile and the market median.

•	Total direct compensation to our named executive officers — salary plus target bonus plus target long-term incentive award — was at or near the market median.

In the case of Mr. Schaub, Mr. Dries and Mr. Magee, Watson Wyatt concluded that individual variances from these general patterns, all modest, resulted from the pay levels that originated at the time of our spin-off from Goodrich.

In addition to its normal annual market study, in 2005 Watson Wyatt also provided market pricing analyses of the base salary, target annual bonus opportunities and aggregate long-term incentive grant levels that members of our peer group offered to their senior human resources and strategic planning officers. The committee used this information to determine the annual compensation packages for Mr. Smith and Mr. Childress, both of whom we hired in the fourth quarter of 2005.

Tally Sheets

At its February 2006 meeting, the committee reviewed and discussed a “tally sheet” for each of our executive officers. Each tally sheet showed:

•	the amount of each element of compensation, direct and indirect, that was provided to the officer in 2005 (other than elements like health insurance that are provided to all salaried employees generally);

•	the officer’s proposed target annual bonus for 2006, the target awards for the two pending long-term incentive award cycles (i.e., the 2004-2006 and 2005-2007 LTIP cycles) and the proposed target award for the 2006-2008 LTIP cycle;

•	the in-the-money value of all vested stock options the officer held (at that time, no one had yet received a payout of performance shares; the first such payout occurred earlier this year, for the 2004-2006 LTIP cycle);

•	the value of perks, if any, provided to the officer; and

•	the post-termination compensation payable to the officer.

With the aid of these tally sheets, the committee considered each element of each executive officer’s compensation, as well as compensation totals and potential wealth accumulation from vested equity grants, before setting salaries and target bonus and long-term incentive awards for 2006.

Impact of Tax and Accounting Rules

Regulatory considerations often affect the design of our executive compensation program. The primary example is the limit under Section 162(m) of the federal tax code on the deductibility of compensation in excess of $1 million granted to top officers. There is an exception to the $1 million compensation ceiling for performance-based compensation that is granted in compliance with specified rules. The committee intends for all regular annual bonus and long-term incentive awards to qualify for this exception in order to maximize our tax deductions for executive compensation.

Section 162(m) factors into other executive compensation actions as well. For example, when the committee decided in 2005 to schedule systematic life insurance policy transfers to four named executive officers, it realized that the value of each policy transfer would be included in the recipient’s compensation for purposes of the $1 million limit on deductibility. (For more information about these policy transfers, including which benefits they will replace, see below under “— Compensation Program Elements — Retirement and Other Post-Termination Compensation — Supplemental retirement and death benefit agreements.”) To avoid losing any of our tax deductions, the committee added a special provision to each of the relevant agreements. Under this provision, if a policy transfer would cause the recipient’s compensation to exceed $1 million for purposes of the Section 162(m) deductibility limit, the portion of that transfer that would have exceeded the limit automatically will be delayed until a later year.

Similarly, the committee decided in 2004 to discontinue annual stock option grants in part because of stock options’ effect on our financial statements under new accounting rules that we adopted effective January 1, 2005.

Compensation Program Elements

The following section analyzes each element of our executive compensation program.

In-Service Compensation

Salary

We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. Initially, some of our named executive officers’ base salaries were set based on their salaries at our former corporate parent, Goodrich, which was also their prior employer. At the time of the spin-off, the base salaries of those of our executive officers who did not come to us from Goodrich careers were set slightly above the market median, as determined by our executive compensation consultant. In each case, the committee believed these initial base salaries to be commensurate with the officer’s skills, experience and seniority. The committee also believed salaries set slightly above the median to be appropriate in light of the risks associated with our asbestos liability and with working for a new standalone company. Since that time, the committee has maintained each executive officer’s base salary at or near the market median.

In February 2006, the committee decided to add an amount to the executive officers’ base salaries to compensate them for the elimination of perks, as described below. In addition, it determined that our CEO’s base salary was already near the market median, and accordingly that no adjustment was warranted. The committee also determined to approve the CEO’s recommendations that the other named executive officers’ salaries be continued at the same level (apart from the increase for lost perks), and that other executive officers receive increases corresponding roughly to the annual inflation level. Prior to 2006, the committee had not increased the salaries of our named executive officers since 2003 (although a change in payroll methodology in 2004 resulted in some officers earning slightly more in base salary than they had in 2003).

Annual Bonus Opportunity

Payment of annual bonuses to our executive officers depends entirely on our corporate performance. The committee provides them with a bonus opportunity each year so that they will have a personal financial incentive to help us reach annual business goals. Annual bonus awards for Mr. Schaub, Mr. Dries, Mr. Magee, Mr. Smith and Mr. Driscoll are made under our senior executive bonus plan, which our shareholders approved in 2004. Bonus awards for Mr. Childress are made under a similar plan for other members of management. We refer to these plans as the annual performance plans or annual plans.

For 2006, 40% of the annual performance plan bonus opportunity for all executive officers was tied to a goal for free cash flow before asbestos, 40% was tied to net income before asbestos and the remaining 20% to a sales growth goal. The committee set the performance goals and the corresponding bonus opportunities for officers at its February 2006 meeting, after taking into account management’s recommendation. It chose free cash flow before asbestos, net income before asbestos and sales growth as the criteria because all three were central to our 2006 business plan. Free cash flow before asbestos historically has been important for the company, and remains important, as an indicator that we can cover our asbestos and other liabilities, reinvest appropriately in our businesses, and still produce additional free cash flow. Net income before asbestos is and has been important because net income figures demonstrate the quality of our earnings as well as our profitability. Sales growth, on the other hand, has recently gained importance as a performance metric because we have begun to shift some of our focus towards achieving significant growth. The committee also chose these three criteria because it believed our executive officers could significantly affect our annual performance in these areas.

The goals that corresponded to the threshold, target and maximum bonus payout levels are set out in the following table:

	Threshold	Target	Maximum
	(In millions)

Free Cash Flow Before Asbestos(1)	$57.3	$67.4	$80.9
Net Income Before Asbestos(1)	$52.8	$62.1	$74.5
Sales Growth	$54.4	$68.0	$88.4

(1)	Free cash flow before asbestos and net income before asbestos are not financial measures under GAAP. Free cash flow before asbestos is equal to net cash provided by operating activities minus capital expenditures with the after tax impact of asbestos-related expenses added back. Net income before asbestos is the same as net income, as determined under GAAP, with the after tax impact of asbestos-related expenses, performance and phantom shares, and any non-operating gains and losses all added back.

Our executive officers’ annual performance plan bonus opportunities ranged from 40% to 80% of their actual 2006 base salaries. The target bonuses, as percentages of base salary, for the named executive officers were as follows:

Target Bonus, as
Percentage of Salary

Schaub	80
Dries	60
Magee	55
Smith	55
Childress	50
Driscoll	55

Each executive officer’s threshold bonus was one half of his target bonus, his maximum bonus was twice the target amount and performance between any of the established goals yielded a proportional award.

The committee set the target award levels for our named executive officers based on the results of the market studies Watson Wyatt had presented in 2005. First, it set each named executive officer’s target award at or near the median for his position in the market study. The committee then added 5% to each executive officer’s target award opportunity to potentially help offset the effect of its decision to eliminate perks. The committee based the threshold and maximum award levels on information from Watson Wyatt about prevailing market practices in setting the range of annual bonus opportunity around an established target.

Under the terms of the senior executive annual performance plan, which governs the bonus to all of our named executive officers except Mr. Childress, the committee can use negative discretion to reduce the size of a bonus award but cannot use discretion to increase any bonus. The management bonus plan under which we awarded Mr. Childress’s bonus permits both positive and negative discretionary changes by the CEO. The committee did not use its discretion to change the amount of any bonus awarded to an executive officer for 2006. Based on our performance relative to the plans’ performance goals, the committee awarded the named executive officers the bonuses reported in column (g) (see footnote 2) of the summary compensation table on page 29. These bonuses equaled 176% of each named executive officer’s target bonus.

Mr. Childress, whom we hired in December 2005, received a hiring bonus of $81,250 in 2006. The committee determined to award this bonus to offset potential compensation he forfeited by leaving his prior employer.

Long-Term Incentives

Each year the committee grants long-term incentive performance awards, in overlapping three-year cycles, to our executive officers to provide them with personal financial motivation to help us reach our longer-term goals. These awards also provide the officers with a long-term stake in our success. The committee makes these awards under our long-term incentive plan or LTIP, which our shareholders approved in 2004. The committee established the performance goals and corresponding potential award levels for the 2006-2008 LTIP cycle at its February 2006 meeting. For this cycle, as for the previous two, the committee determined that half of the target award to each executive would consist of performance shares and half of cash. The committee believes that both types of awards align officers’ long-term interests with those of our shareholders, and that the specific target mix of one half cash, one half shares is appropriate to increase management’s ownership stake in our company.

The performance factors and weightings for the cash portion of the awards are as follows:

Free cash flow before asbestos	50%
Return on capital	30%
Net cash outflow for asbestos	20%

For the performance share portion of the awards, the performance factors and weightings are:

Return on capital	60%
Free cash flow before asbestos	40%

The committee chose these criteria because of their importance to our long-term performance and because it believes our executive officers can significantly affect our performance in these areas over the three-year period. While free cash flow before asbestos was a goal for the 2006 annual bonus, the committee also made it an LTIP goal in order to focus management on the need for continuous strength in this area as opposed to short-term results. The goal for return on capital focuses management on maximizing the efficiency of our assets and capital structure. Because asbestos liabilities have continued to require significant cash outflows, we also have a goal for net cash flow for asbestos.

For details about the threshold, target and maximum award payouts for our executive officers, see “Executive Compensation — Grants of Plan-Based Awards.” Each executive officer’s threshold cash award is one fifth of his target award, and his maximum cash award is twice the target amount. For the performance share awards, each officer has a threshold award of one half the targeted number of shares and a maximum award of 150% of the target number. In both cases, actual performance that falls between the maximum and minimum established goals will yield a proportional award.

The committee established the performance goals for the target payouts at a level it believed would be reasonably achievable if operating performance continued to be strong over the 3-year period. The goals for the threshold payouts are set at a level the committee expected would probably be achieved, and the maximum payout goals at a level the committee expected would probably not be achieved.

The committee set the target LTIP awards for each executive officer based on the results of the market studies Watson Wyatt had presented in 2005. The target awards were set at or near the median study results. The committee based the threshold and maximum award levels on information from Watson Wyatt about prevailing market practices in setting the range of long-term incentive opportunity around an established target.

Once the company’s performance results are determined at the end of the award cycle, the committee cannot use discretion to increase the size of any LTIP award. However, it can use negative discretion to reduce the award that would otherwise be payable to any of the executive officers. The committee did not exercise its negative discretion to reduce the size of the LTIP awards that were paid to the executive officers in 2006 based on the 2003-2005 LTIP cycle.

Since our first full year as a public company, the committee has consistently made LTIP awards at its February meeting. Our February board and committee meetings always occur either shortly before or shortly after we release to the public our financial results for the fourth quarter and the full year. If the meetings occur prior to the earnings release, as they did in February 2006, committee members generally possess non-public information, which may be material, when they make the LTIP awards. To determine the numbers of performance shares that will make up the threshold, target and maximum levels of each award, the committee begins with dollar figures. It then calculates the numbers of performance shares using our common stock price at the time. Changes in the price of our common stock after our earnings release affect the value of these performance share awards. Because these awards, if earned, will not be paid out for three years, the committee has never considered whether or which way it expected our stock price to move when it made the LTIP awards.

Perquisites

In February 2006, the committee concluded that because of the public disclosure of perks, and the unfavorable attention perks had received in the recent past, their potential negative impact far outweighs the actual value they provide to the benefit recipients. For this reason, the committee decided to eliminate a number of perks that we had traditionally provided to our executive officers: reimbursement for an automobile and related expenses, financial planning, tax preparation and estate planning expenses and social club dues. In place of the eliminated perks, the committee determined to increase each executive officer’s target annual bonus opportunity by five percent and to raise each officer’s salary by the value of the automobile payments. Any remaining perks, which include an umbrella liability policy, are minimal.

Other In-Service Benefits

Our executive officers also receive the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;

•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and

•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe at a company of our size they are a standard part of the compensation package available to salaried employees.

Retirement and Other Post-Termination Compensation

401(k) Plan

We sponsor two broad-based 401(k) plans, one for salaried employees and one for non-salaried employees. We offer these plans to help employees save for retirement. Each of our executive officers participates in the plan for salaried employees. Under this plan, each participant can defer into his 401(k) plan account a portion of his plan-eligible compensation (generally, base salary and annual bonuses), up to the annual limit set by the IRS and can then direct how his account will be invested. We match each participant’s deferrals under this plan, other than catch-up contributions, on a monthly basis at a rate of 100% up to the first 6% of compensation contributed by the participant. Our matching contributions are fully vested.

Deferred Compensation Plan

We provide a deferred compensation plan for our executive officers to permit them to save for retirement on a tax-deferred basis beyond what the 401(k) plan permits. Specifically, under this plan, each executive can defer portions of his salary, annual bonuses and cash LTIP payouts that he cannot defer under our 401(k) plan, because of either federal tax code limits or the design of the 401(k) plan. In addition, the plan makes up for matching contributions that cannot be made to the 401(k) plan because of federal tax code limits. The committee believes this type of additional deferral and matching opportunity is part of a competitive compensation package for public company executive officers.

This plan is unsecured, and the officers’ plan accounts would be available to satisfy our creditors in the event of our insolvency. This means that the officers have voluntarily placed at risk all funds they have deferred under the plan.

Pension and Defined Benefit Restoration Plans

Our executive officers, like many of our salaried employees, participate in a defined benefit pension plan that will give them a retirement benefit based on their years of service with the company and their final average compensation (salary plus annual bonus). For salaried employees who do not participate in this pension plan, we make a contribution equal to 2% of compensation each payroll period to our 401(k) plan instead.

In addition, we provide our executive officers and others with a defined benefit restoration plan to give them the benefits they would have under our pension plan were it not for limitations under the pension plan. The federal tax code places caps on the amount of annual compensation that the pension plan can take into account and on the amount of annual benefits that the pension plan can provide. We are required to include these caps in our pension plan in order to maintain its tax-qualified status. In addition, the pension plan does not take into account amounts that an individual defers under our non-qualified deferred compensation plan.

Despite these limitations, the committee would like our executive officers to receive a retirement pension benefit that takes into account their full salaries and annual bonuses. Otherwise, in our view, their retirement pension will not accurately reflect their contributions and service to our company. Accordingly, we provide the restoration plan to make up what we see as a shortfall under the pension plan. Based in part on data provided by

Watson Wyatt, the committee believes this plan, or a similar arrangement, is an important part of a competitive executive compensation package.

SERP

Our initial top five executive officers all participated in supplemental executive retirement plans (SERPs) at their prior employers. In addition, two of these officers, Mr. Schaub and Mr. Driscoll, were in the later stages of their careers and stood to receive substantial additional pension benefits if they had remained with their prior employer. Accordingly, we believe a SERP was an important tool in recruiting these five officers to join our company. No other executive officers participate in the SERP.

The committee modeled our SERP after the plan provided by our former shareholder, Goodrich Corporation, which was also Mr. Schaub’s and Mr. Driscoll’s prior employer. It pays an additional retirement benefit equal to the combined benefit under our pension plan and restoration plan for the participant’s first 15 years of service. This benefit is based on the retiring executive’s base salary and annual bonus. LTIP payments and gains from equity grants do not factor into the benefit formula. Although we have not conducted any formal inquiry, the committee in its collective experience believes the benefit formula is reasonable and not excessive for plans of this type.

Supplemental Retirement and Death Benefits Agreements

At the time we established the SERP and the restoration plan in 2002, the committee intended to enter into split-dollar life insurance arrangements with each plan participant. It had two purposes for doing so. The first was to fund benefits under these plans in a manner with tax advantages for the participants. The second was to provide the officers with an appropriate level of death benefits as part of a competitive public company compensation package. However, shortly after we established the SERP and the restoration plan, new IRS regulations and the Sarbanes-Oxley Act made split-dollar arrangements unattractive for executive officers of public companies. As a result, the committee decided not to enter into the split-dollar insurance arrangements.

Instead, we purchased life insurance policies on the lives of the SERP participants. We own these policies and hold the right to receive any death benefits that are paid under them. The committee believes the policies provide a financially advantageous means for us to finance our obligations under the SERP and the restoration plan.

When we acquired these policies, we also entered into death benefits agreements with Mr. Schaub, Mr. Dries, Mr. Magee and Mr. Driscoll. The purpose of these agreements was to provide these individuals with competitive death benefits that would provide security for their beneficiaries. Under these agreements, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the executive dies while employed with us. The amount of each death benefit is based on the death benefit under the corresponding insurance policy we own on the officer’s life, but minus a cushion that allows us to recover the policy premiums we have paid. Working with an insurance consultant, the committee determined these amounts by projecting the retirement benefits each executive would accumulate if he worked with us until retirement. For the death benefits that would have been payable if the agreements had been triggered on December 31, 2006, see “Executive Compensation-Potential Payments Upon Termination or Change in Control-Death Benefits Agreements.” To avoid duplication, the agreements provide that these death benefits are in lieu of any death benefits otherwise payable under the restoration plan and the SERP.

In 2005, we entered into supplemental retirement and death benefits agreements with these same four officers. Under these agreements, we agreed to pay each officer’s vested benefits accrued under the SERP and the restoration plan in annual lump sum payments, beginning in 2006 for Mr. Schaub and in 2007 for Mr. Dries and Mr. Magee, continuing each year thereafter through retirement. We paid Mr. Driscoll’s benefits in full during 2006 following his retirement. We make these annual lump-sum payments by transferring to the executive ownership of a portion of the life insurance policy we own on the officer’s life. The portion transferred has a cash value equal to the lump sum value of SERP and restoration plan benefits being paid. The death benefit of the transferred policy also reduces the amount that might otherwise become payable under the officer’s death benefits agreement. To the extent any policy transfer would cause the recipient’s compensation to exceed $1 million for purposes of the federal tax deductibility limit, the portion of the transfer that would have exceeded the limit automatically will be delayed until a later year. We entered into these supplemental agreements in order to meet our obligations under the SERP, restoration plan and death benefits agreements in the most cost-effective manner.

These supplemental agreements also require us to make a tax gross-up payment each year to cover the officer’s income taxes resulting from the policy transfer. The committee decided to provide this tax gross-up for two reasons. First, without the tax gross-up the executive might have to cover income taxes from the policy cash value, reducing the policy’s death benefits. Second, the tax gross-up allows us to approximate the tax-advantaged outcome for the executive that we had originally intended to accomplish through split-dollar arrangements.

Change-In-Control Agreements

In a situation involving a change in control of our company, our executive officers would face a far greater risk of termination than the average salaried employee. To compensate them for taking on this risk, and to provide them with an incentive to stay with us in the event of an actual or potential change in control, we have entered into a management continuity agreement with each of them.

Each of these continuity agreements provides for the individual to continue employment for a specified period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as he had immediately prior to the change in control (including average annual increases). If we or our successor were to terminate the individual’s employment for reasons other than “cause” during this continued employment period, or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), he would be entitled to certain payments and other benefits. Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change in control, and the second trigger is the termination, other than either for “cause” or for “good reason.” The requirement of the second trigger provides the incentive for the executive to stay with us in the event of a change in control. For more information about these payments and other benefits, see “Executive Compensation — Potential Payments Upon Termination or Change in Control.” The committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Conclusion

The committee has given careful thought to our executive compensation program, including each element of compensation for each executive officer for 2006. In the committee’s view, the program accomplishes our objectives for it. First, the committee considers the program as a whole to be competitive and believes that it has contributed to our strong retention level for executive officers over the past five years as well as our ability to recruit new executive officers as needed. Second, the committee feels that the program provides appropriate incentives for the executive officers, based on the officers’ responsibility levels, our short- and longer-term business goals and their ability to contribute to achieving these goals. The committee believes that the program has contributed significantly to the superior returns our shareholders have received over the past five years.

Finally, based on those same factors, as well as our superior operating results, the committee has concluded that the amount of total compensation paid or awarded to each executive for 2006 was reasonable.

EXECUTIVE COMPENSATION

The following information relates to compensation paid or payable for 2006 to:

(1)	our CEO;

(2)	our CFO;

(3)	the three other most highly compensated of our executive officers who were serving as executive officers as of December 31, 2006, and

(4)	an additional individual who retired as an executive officer earlier in 2006 but whose 2006 compensation was higher than that of two of the officers described in (3) above.

We refer to these individuals as the “named executive officers.”

Summary Compensation Table

The following table sets forth for the named executive officers:

•	their names and positions (column (a));

•	year covered (column (b)), which here is just 2006;

•	salaries (column (c));

•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));

•	the change for 2006 in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and

•	their total compensation, which is the sum of the amounts in columns (c) through (i).

						Change in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred Comp.
Name and Principal		Salary	Bonus	Stock Awards	Comp.	Earnings	All Other Comp.	Total
Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Ernest F. Schaub	2006	629,615	—	818,714	1,506,185	423,589	71,657	3,449,760
President and Chief Executive Officer
William Dries	2006	328,615	—	272,923	553,632	353,875	33,781	1,542,826
Senior Vice President and Chief Financial Officer
Richard L. Magee	2006	298,615	—	239,289	469,833	81,557	29,542	1,118,836
Senior Vice President, General Counsel and Secretary
John R. Smith	2006	254,000	—	55,590	246,123	22,921	17,008	595,642
Senior Vice President, Human Resources and Administration
J. Milton Childress II	2006	235,154	81,250(5)	25,939	207,147	17,832	14,103	581,425
Vice President, Strategic Planning & Business Development
Richard C. Driscoll(6)	2006	97,692	—	55,238	235,034	99,575	215,120	702,659
Former Senior Vice President, Human Resources and Administration

(1)	We recognized these amounts as expense in our 2006 financial statements for performance share awards for the 2004-2006, 2005-2007 and 2006-2008 performance cycles under our long-term incentive plan (LTIP). For each award, the only assumptions we used in determining these amounts were (a) the number of shares we believed were probable of being earned and (b) the grant date share price, which in each case was the average of the high and low prices of our common stock on the day prior to the grant date.

(2)	These amounts consist of bonuses paid under our annual performance plans and cash awards earned on December 31, 2006 for the 2004-2006 performance cycle under our LTIP. Here is the breakdown for each named executive officer:

	Annual Bonus	Cash LTIP Award

Schaub	887,405	618,780
Dries	347,372	206,260
Magee	289,355	180,478
Smith	246,123	—
Childress	207,147	—
Driscoll	94,663	140,371

(3)	These amounts consist of the following:

	Increase in Actuarial Present Value Under
	Pension Plan	Restoration Plan	SERP

Schaub	27,461	178,475	217,653
Dries	21,440	131,854	200,581
Magee	12,320	25,239	43,998
Smith	19,377	3,544	—
Childress	16,541	1,291	—
Driscoll	10,879	35,031	53,665

(4)	These amounts consist of the following:

			Non-qualified
			deferred
		Amounts paid for	compensation plan
	401(k) plan match	life insurance	match	Tax gross-ups

Schaub	13,200	114	53,197	5,146
Dries	13,200	757	17,341	2,483
Magee	13,200	689	13,595	2,058
Smith	13,200	598	2,040	1,170
Childress	12,922	541	640	—
Driscoll	13,200	38	1,272	200,610

(5)	This amount is a hiring bonus that we paid Mr. Childress in 2006.

(6)	Mr. Driscoll retired May 1, 2006. His payouts for the 2006 annual bonus and the cash portion of the 2004-2006 LTIP cycle (column (g)) were pro rata, based on the number of days he was employed during the performance period. The amount recognized as expense in column (e) in connection with his outstanding performance share awards takes into account the fact that he will receive only a pro rata portion of each award, again based on the number of days he was employed during each performance period. The remaining portion of each award has been forfeited. Amounts recognized in prior years for these forfeited portions partially offset the amount we recognized for 2006.

The “Stock Awards” values shown in column (e) of this table include grants of performance shares for three long-term incentive cycles — the 2004-2006, 2005-2007 and 2006-2008 cycles. The officers will not actually earn these performance shares unless we achieve pre-established corporate performance goals, and the number of shares they actually earn will be based on our performance as compared to those goals. For more information about our long-term incentive plan, or LTIP, under which we granted these performance share awards, see below under “— Grants of Plan-Based Awards — LTIP Awards.”

In February 2007, we paid out awards for our 2004-2006 long-term incentive cycle. We paid a portion of each award in cash and a portion in performance shares, in each case based on achievement of performance goals the Compensation Committee set in early 2004. Participants in this LTIP cycle, including the named executive officers, earned the awards as of December 31, 2006. For this reason, the cash portion of the awards to the named executive officers appears in column (g) of the summary compensation table (see note 2 for the exact amounts). As described above, column (e) includes the amounts we recognized in our 2006 financial statements for the performance share portion of these awards. For information about the payout of these performance shares, see below under “— Option Exercises and Stock Vested.”

For more information about our annual performance plan bonuses, which are part of the amounts shown in column (g) above (see note 2), see the section below entitled “— Grants of Plan-Based Awards — Annual Performance Plan Awards.” That section also describes the plans under which we granted the bonuses.

Grants of Plan-Based Awards

The following table provides additional information about awards we granted in 2006 to the named executive officers under our 2006 annual performance bonus plans and our LTIP for the 2006 — 2008 performance cycle.

									Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			Fair Value
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock
			Threshold	Target	Maximum	Threshold	Target	Maximum	and Option
Name		Grant Date	($)	($)	($)	(#)	(#)	(#)	Awards (1)
(a)	Plan	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)

Ernest F. Schaub	Annual Plan	2/15/06	254,000	508,000	1,016,000	—	—	—	—
	LTIP	2/15/06	120,000	600,000	1,200,000	10,450	20,899	31,349	600,010
William Dries	Annual Plan	2/15/06	99,600	199,200	398,400	—	—	—	—
	LTIP	2/15/06	40,000	200,000	400,000	3,483	6,966	10,449	199,994
Richard L. Magee	Annual Plan	2/15/06	83,050	166,100	332,200	—	—	—	—
	LTIP	2/15/06	35,000	175,000	350,000	3,048	6,095	9,143	174,987
John R. Smith	Annual Plan	2/15/06	72,050	144,100	288,200	—	—	—	—
	LTIP	2/15/06	30,000	150,000	300,000	2,613	5,225	7,838	150,010
J. Milton Childress II	Annual Plan	2/15/06	59,250	118,500	237,000	—	—	—	—
	LTIP	2/15/06	14,000	70,000	140,000	1,219	2,438	3,657	69,995
Richard C. Driscoll	Annual Plan	2/15/06	83,050	166,100	332,200	—	—	—	—
	LTIP	2/15/06	35,000	175,000	350,000	3,048	6,095	9,143	174,987

(1)	These numbers are the total grant date fair value under FAS 123(R) of the target performance share awards in column (g).

Annual Performance Plan Awards

The Compensation Committee granted each named executive officer an annual performance bonus opportunity for 2006 under our management bonus plans. Information about these bonus opportunities is reported in the line beside each officer’s name in the table above. Mr. Schaub, Mr. Dries, Mr. Magee, Mr. Smith and Mr. Driscoll participated in our Senior Executive Annual Performance Plan. Mr. Childress participated in our Management Annual Performance Plan. The two plans operate identically in all material respects.

The committee established objective corporate performance goals under the plans and communicated them to plan participants in February 2006. For each goal, the committee also assigned a specific weight, i.e., the percentage of the participants’ total bonuses that the goal would contribute. Under both plans, the 2006 performance goals and weightings were:

Free cash flow before asbestos	40%
Net income before asbestos	40%
Sales growth	20%

The committee set the threshold performance levels for the first two goals — that is, the levels below which participants would not earn a bonus related to these goals — at 85% of target. It set the maximum performance level for each of these goals at 120% of target. For sales growth, the committee set the threshold performance level at 80% of target and the maximum performance level for this goal at 130% of target.

At the same time, the committee communicated to each participant a total cash bonus opportunity, expressed as a percentage of his base salary. The percentages of salary increased with the level of the job. Each participant had the opportunity to earn 50% of his target bonus for corporate performance at the threshold level, 100% of his target bonus for performance at the target level and 200% of his target bonus for maximum performance. The table above shows the threshold, target and maximum bonus for each named executive officer.

We exceeded our performance goals for 2006 which resulted in annual bonus payments at 176% of target. These bonuses are reported in column (g) of the summary compensation table (see note 2).

LTIP Awards

Under our LTIP, the committee may provide a long-term incentive opportunity for plan participants in any year. Each opportunity is in the form of a target award based on corporate performance over a three-year cycle. The committee establishes the performance goals and their weightings at the time it grants the awards, which is generally in the first part of the first year in the cycle. For each award, there is also a threshold level of performance below which the participants will earn no award and a maximum performance level that corresponds to the maximum award they can earn.

In February 2006, the committee made target awards under the LTIP to a number of participants, including all of the named executive officers. These awards were for the 2006-2008 performance cycle.

One half of each target award was in the form of performance shares. Each performance share, if earned, will be paid in the form of a share of our common stock. The amount of this potential stock award that we have recognized in our 2006 financial statements for each named executive officer is included in column (e) to the summary compensation table. The award recipients will not actually own any of these shares, however, unless our corporate performance through the end of 2008 at least meets the threshold level. The performance goals and weightings for the performance share target awards are:

Return on capital	60%
Free cash flow before asbestos	40%

Our 2002 Amended and Restated Equity Compensation Plan governs the performance share awards. In determining the number of performance shares that make up our target awards, the committee begins with target dollar values and divides those values by the fair market value of our common stock. This plan defines “fair market value” as the average of the high and low sales prices of our common stock on the day prior to the date of grant. We use the fair market value on the prior day because this is the way option exercise prices are set under the plan. The plan uses the prior day’s value, instead of the same-day value, to correspond to the definition the NYSE used for “market value” at the time we adopted the plan. By contrast, the SEC’s rules provide that the “market value” of our common stock on any date is the closing price on that same date. This means the value we place on our common stock for purposes of making these performance share awards may be higher or lower on any date than the “market value” under SEC rules. This year, it was slightly lower, resulting in the recipients receiving a slightly higher target number of shares: Mr. Schaub, 20,899 instead of 20,797; Mr. Dries, 6,966 instead of 6,932; Mr. Magee and Mr. Driscoll, 6,095 instead of 6,066; Mr. Smith, 5,225 instead of 5,199; and Mr. Childress, 2,438 instead of 2,426.

The other half of each target award for the 2006-2008 cycle was in cash. The performance goals and weightings for the target cash awards are:

Free cash flow before asbestos	50%
Return on capital	30%
Net cash outflow for asbestos	20%

We set the threshold performance level for each goal at 80% of target, and the maximum level at 130% of target.

The potential payouts increase with the level of the job. For the 2006-2008 cash awards, each participant has the opportunity to earn 20% of his target award for corporate performance at the threshold level, 100% of his target award for performance at the target level and 200% of his target award for maximum performance. For the 2006-2008 performance share awards, each participant has the opportunity to earn 50% of the targeted number of shares for threshold performance and 150% for maximum performance. The table above shows the threshold, target and maximum cash and performance share payouts for this cycle. This information appears on the line below each officer’s name.

An award recipient generally must be employed with us on December 31, 2008 to earn an award for the 2006-2008 cycle. The only exceptions under the plan are for death, disability or retirement during the cycle. In any of those events, a recipient will receive a pro rata portion of the award he would have received had he remained employed through the end of 2008. This means Mr. Driscoll can earn only about 1/9 of the award shown for him in the table because he retired at the end of April 2006.

If we pay any common stock dividends during the performance period, recipients will not receive any dividends on their performance share awards for this cycle unless and until they earn the shares. At that time, they will receive the value of any dividends we have paid during the performance period in the form of additional shares of our common stock (with cash in lieu of fractional shares).

All shares of our common stock that we pay out for this cycle will reduce the number of shares available to be issued under our Amended and Restated 2002 Equity Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End

The next table gives a snapshot as of the end of 2006 of equity awards to our named executive officers, the ultimate outcomes of which the officers have not yet realized. In fact, other than the option awards in column (b), these awards either have not vested or the officers have not yet earned them.

	Option Awards				Stock Awards
	Number of	Number of				Equity Incentive Plan
	Securities	Securities			Equity Incentive Plan	Awards: Market or
	Underlying	Underlying			Awards: Number of	Payout Value of
	Unexercised	Unexercised			Unearned Shares,	Unearned Shares, Units
	Options	Options	Option Exercise		Units or Other Rights	or Other Rights That
	(#)	(#)	Price	Option	That Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Expiration Date	(#) (1)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Ernest F. Schaub	212,400	0	5.51	7/30/2012	—	—
	145,000	0	4.10	2/11/2010	—	—
	—	—	—	—	42,119	1,398,772
William Dries	60,600	0	5.51	7/30/2012	—	—
	42,500	0	4.10	2/11/2010	—	—
	—	—	—	—	14,041	466,302
Richard L. Magee	53,000	0	5.51	7/30/2012	—	—
	37,000	0	4.10	2/11/2010	—	—
	—	—	—	—	12,285	407,984
John R. Smith	—	—	—	—	5,225	173,522
J. Milton Childress II	—	—	—	—	2,438	80,966
Richard C. Driscoll	24,226	0	5.51	7/30/2012	—	—
	—	—	—	—	3,428	113,855

(1)	For each of the named executive officers except Mr. Driscoll, these numbers consist of target performance share awards for the 2005-2007 and 2006-2008 LTIP cycles. The awards for the 2005-2007 cycle generally will vest December 31, 2007, and the awards for the 2006-2008 cycle generally will vest December 31, 2008. Upon his retirement on May 1, 2006, Mr. Driscoll vested in a pro rata portion of both awards. The number shown for him is that pro rata portion of his target awards, rounded down to the nearest whole performance share.

Option Exercises and Stock Vested

This table provides information about amounts the named executive officers realized in 2006 from equity awards.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)(1)

Ernest F. Schaub	7,000	187,670	40,386	1,353,355
William Dries	—	—	13,462	451,118
Richard L. Magee	—	—	11,841	396,817
John R. Smith	—	—	—	—
J. Milton Childress II	—	—	—	—
Richard C. Driscoll	51,899	1,414,524	9,210	308,635

(1)	We calculated these values using a price of $33.51 per share, the average of the high and low prices of our common stock on February 12, 2007.

Pension Benefits

The next table shows information about the named executive officers’ accumulated benefits under our defined benefit pension plans. The information includes the present value of accumulated benefit for each officer under each plan. This is the lump sum value, as of December 31, 2006, of the annual benefit earned as of that date that would be payable under each plan at the officer’s retirement, assuming he retired at the earliest age at which his benefits would not be reduced. The present value of accumulated benefit is an estimate only. Each officer’s actual benefit under these plans will depend on his compensation and years of service at retirement or termination, and on other data used in the benefit calculations. The assumptions used to estimate these benefits are the same as those assumptions used in Footnote 13 to our Consolidated Financial Statements in our 2006 annual report.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

Ernest F. Schaub	Pension	4.58	151,550	—
	Restoration	4.58	900,886	—
	SERP	4.58	1,082,096	—
William Dries	Pension	5	107,774	—
	Restoration	5	263,978	—
	SERP	4.58	391,333	—
Richard L. Magee	Pension	5	71,242	—
	Restoration	5	99,939	—
	SERP	4.58	162,777	—
John R. Smith	Pension	1	19,377	—
	Restoration	1	3,544	—
J. Milton Childress II	Pension	1.08	16,612	—
	Restoration	1.08	1,291	—
Richard C. Driscoll	Pension	3.92	125,084	7,448
	Restoration	3.92	200,182	200,182
	SERP	3.92	353,539	353,539

We maintain three defined benefit plans. One, which we refer to as our pension plan, is a broad-based plan that provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. The second provides unfunded, non-qualified benefits in excess of the limits that apply to the pension plan. We call this one the restoration plan. The third is a supplemental executive retirement plan, or SERP, that provides additional unfunded, non-qualified benefits to certain officers.

Pension Plan

Benefits under our pension plan are paid as a life annuity, with monthly payments. Benefit amounts for salaried employees depend on a participant’s pay and credited service with our company. For benefits accrued due to service with the company through December 31, 2006, the monthly payments may begin as early as age 62 with no reduction in the amount of the payment. For benefits accrued due to service after December 31, 2006, the monthly payments will be reduced if they begin before age 65.

Pay used to determine a salaried participant’s benefit amount is the average compensation over the final 60 months of employment, or the highest consecutive 60 months of compensation during the last 120 months of employment, whichever is greater. For purposes of the plan, “compensation” means base pay plus annual bonus awards. However, compensation for the pension plan is limited under the federal tax code. The limit was $220,000 in 2006. In addition, benefits provided under the pension plan may not exceed a benefit limit under the federal tax code. In 2006, this limit was $175,000, payable as a single life annuity beginning at normal retirement age.

We established the pension plan to provide tax-qualified retirement benefits for most of our full-time employees of the Company. In 2006, we began to phase out participation in this plan for salaried employees, replacing it with an additional benefit under our 401(k) plan. However, salaried employees who were hired prior to January 1, 2006, and who were at least age 40 on December 31, 2006, were offered a choice to continue to accrue benefits under the pension plan. Each of the named executive officers chose to continue to accrue future benefits under the pension plan rather than to receive the additional benefit under our 401(k) plan.

As required by federal pension laws, benefits under the pension plan are funded by assets held in a tax-exempt trust.

Restoration Plan

The restoration plan provides a benefit that is equal to the benefit that would be provided under the pension plan if the federal tax code compensation and benefit limits did not exist, minus the benefit actually provided under the pension plan. In addition, the restoration plan provides benefits on compensation that is deferred and not taken into account under the pension plan.

The definition of compensation is the same as the definition used for the pension plan, except that compensation includes amounts deferred pursuant to our non-qualified deferred compensation plan.

Vested benefits are generally payable in an actuarially equivalent single cash payment following termination of employment. For certain executive officers with whom we have entered into supplemental retirement and death benefits agreements, payments will be made annually as benefits accrue up to retirement. However, under the agreements, we may delay these annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Employees participate in the restoration plan only with board approval. All of the current named executive officers participate in this plan.

Because this a non-qualified plan, benefits are unsecured, and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor.

SERP

There are only three participants in the SERP — Mr. Schaub, Mr. Dries and Mr. Magee. Mr. Driscoll was a participant in the SERP, but received a distribution of his benefit during 2006. These officers earn an additional benefit under the SERP equal to the combined benefit under our pension plan and restoration plan for their first 15 years of service. The SERP takes into account service only for periods beginning on or after June 1, 2002 for this purpose.

Under the supplemental retirement and death benefits agreements we have entered into with each of the SERP participants, we will pay SERP benefits annually as they accrue, up to retirement. However, under the agreements, we may delay the annual pre-retirement payments to the extent that Section 162(m) of the federal tax code would limit our tax deduction for them. See “Compensation Discussion and Analysis — Compensation Program Design and Tools — Impact of Tax and Accounting Rules.”

Like the restoration plan, the SERP is unsecured, and a participant’s claim for benefits under the SERP is no greater than the claim of a general creditor.

Non-Qualified Deferred Compensation

We provide a plan that allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions.

This table provides information about amounts we and the executives contributed to the plan in 2006, and about earnings and withdrawals under the plan. The last column shows each officer’s total account balance as of the end of the year.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings in	Withdrawals/	at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Ernest F. Schaub	53,299	53,197	72,395	—	672,395
William Dries	17,341	17,341	12,734	—	112,812
Richard L. Magee	13,595	13,595	8,458	—	91,386
John R. Smith	2,040	2,040	—	—	4,080
J. Milton Childress II	640	640	—	—	1,280
Richard C. Driscoll	1,272	1,272	12,012	151,684	27

(1)	Each officer’s contributions during 2006 were deferred from his salary or annual bonus. Accordingly, all amounts in this column are included in the summary compensation table that appears on page 29, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).

(2)	These amounts appear in the “All Other Compensation” column, column (i), of the summary compensation table (see note 4 to that table).

Under this plan, each officer can defer up to 25% of his salary each year and up to 50% of his annual bonus and any cash LTIP payout. Deferrals of base salary and bonus can be made only after the officer has contributed the maximum amount to our 401(k) plan. We match contributions each year in an amount equal to the match the officer would have received under our 401(k) plan in the absence of federal tax code limitations on that plan, minus the actual 401(k) match the officer received for that year.

Each executive officer who participates in the plan also directs how the money in his plan account will be invested. The investment options available under the plan are the same as those available under the 401(k) plan (excluding our common stock). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts. The following table shows the investment options currently available under the plan, as well as the 2006 return for each option.

Investment Option	2006 Return (%)

American Funds Growth Fund of America R4	10.91
Dodge & Cox Stock	18.53
Oppenheimer Main Street A	14.91
Schwab Institutional Select S&P 500	15.79
American Beacon Small Cap Value Plan	15.36
JP Morgan Mid-Cap Value Institutional	17.32
T. Rowe Price Mid-Cap Growth	6.79
Vanguard Explorer	9.70
Laudus International MarketMasters	24.53
PIMCO Total Return Administration	3.74
Van Kampen Equity and Income A	12.53
Schwab Retirement Advantage Money Market	4.67

Participants are generally entitled to receive payment of their account balances under this plan only upon termination of employment and only in one of the following ways:

•	a single lump sum cash payment as soon as practicable after termination (generally within 90 days);

•	either five or ten annual installments (with the first installment to be paid as soon as practicable after termination); or

•	a combination of a single lump sum cash payment and either five or ten annual installments.

Participants can choose among these payment options. Once a participant makes a payment election, he can change it only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Because this a non-qualified plan, benefits are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change in Control

Management Continuity Agreements

We are party to management continuity agreements with each of our current executive officers. The purpose of these continuity agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of our company. The agreements are not ordinary employment agreements. Unless there is a change in control, they do not provide any assurance of continued employment, or any severance beyond the severance that we provide generally to our salaried employees.

Under these agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company more than 70% of the outstanding common stock and combined voting power of which our shareholders hold, in substantially the same proportions as their holdings of our securities prior to the sale).

Each continuity agreement generally provides for the officer’s employment to continue, in the same position and with the same responsibilities and authority, for a period of time following the change in control. It also provides for the officer to maintain the same benefits and level of compensation, including average annual increases. The continuation periods for our named executive officers are as follows:

Schaub	3 years
Dries	3 years
Magee	3 years
Smith	2 years
Childress	2 years

If we or our successor terminated an executive officer’s employment during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), he would be entitled to the following payments and benefits:

•	His annual base salary for a period of time, which we refer to as the payment period, in a lump sum cash payment. The payment periods for the named executive officers are:

Schaub	3 years
Dries	3 years
Magee	3 years
Smith	2 years
Childress	2 years

•	His pro rata target bonus for the year of termination, in a lump sum cash payment.

•	A lump sum cash payment equal to the market value (as defined in the agreement) of the performance shares awarded to the individual under the LTIP for each incomplete performance period. The number of shares paid out would be based on a specified mix of actual and targeted performance.

•	A lump sum cash payment intended to approximate continuation of annual bonuses for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual bonus, (2) his target annual bonus for the year of termination, or (3) his target annual bonus for the year in which the change in control occurs.

•	A lump sum cash payment intended to approximate the value of foregone LTIP awards for the rest of the payment period (based on the market value of our common stock, as defined in the agreement). This payment will be equal to a specified number, multiplied by the greatest of (1) 1/12 of the number of performance shares actually awarded the officer for the most recently completed cycle, (2) 1/12 of the target number of performance shares awarded him for the most recently begun cycle and (3) 1/12 of the target number of performance shares awarded him for the most recent cycle that began before the change in control. The specified numbers for the named executive officers are:

Schaub	24
Dries	24
Magee	24
Smith	16
Childress	16

•	Continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements, as well as the ability to exercise any vested options, during his payment period (unless he were then age 55 or older and eligible to retire).

•	In addition to the benefits to which he was entitled under our retirement plans, a lump sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	A tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.

In addition, each officer is entitled to reimbursement of attorneys fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.

The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2006. The table does not include a pro rata bonus for the year of termination because even without these agreements, the officers would be entitled to their full 2006 bonus if they had been terminated without cause on December 31.

				Pro rata
			Foregone	Performance	Continuation	Additional	Estimated
	Salary	Bonus	LTIP	Share	of	Pension	Tax
	Continuation	Continuation	Awards	Awards	Benefits	Benefits	Gross-up	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)

Schaub	1,905,000	2,684,984	1,200,000	600,000	128,322	1,720,244	2,488,184	10,726,734
Dries	996,000	1,052,852	400,000	200,000	98,499	681,575	988,645	4,417,571
Magee	906,000	877,905	350,000	175,000	92,894	289,509	855,980	3,547,288
Smith	524,000	507,751	200,000	150,000	42,388	74,969	472,170	1,971,278
Childress	474,000	417,547	93,333	70,000	65,989	53,848	321,852	1,496,569

Death Benefits Agreements

Under agreements we have with Mr. Schaub, Mr. Dries and Mr. Magee, we must pay a stated lump sum death benefit to each officer’s designated beneficiary if the officer dies while employed with us. The amount of the stated death benefit will decrease over time as we transfer to each officer a portion of an insurance policy we own on the officer’s life. The amounts of these death benefits that we would have owed if the officers had died on December 31, 2006 are as follows:

Death Benefit Amount
($)

Schaub	5,100,000
Dries	4,000,000
Magee	4,000,000

Severance Benefits

We have written severance policies under which we provide severance benefits to all of the full-time employees at our corporate office, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to continue receiving his or her base salary for a specified period of time, which we refer to as the “severance period.” Each employee is also entitled to continue receiving certain benefits during his or her severance period. The length of the severance period increases with one’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that:

•	Our executive officers’ severance periods are longer; and

•	Executive officers are also entitled to a pro rata bonus for the year of termination.

The severance periods for our named executive officers are:

Schaub	24 months
Dries	18 months
Magee	18 months
Smith	18 months
Childress	12 months

However, in the event of any termination following a change in control, the management continuity agreements described above would supersede our severance policies.

The following table estimates the severance benefits we would owe the named executive officers under these policies if they had been terminated on December 31, 2006 (assuming no prior change in control). The table does not include a pro rata bonus for the year of termination because even without this severance policy, the officers would be entitled to their full 2006 bonus if they had been terminated without cause on December 31.

	Salary	Continuation
	Continuation	of Benefits	Total
Name	($)	($)	($)

Schaub	1,270,000	9,348	1,279,348
Dries	498,000	19,369	517,369
Magee	453,000	19,267	472,267
Smith	393,000	8,211	401,211
Childress	237,000	12,696	249,696

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2007. We refer to PwC as our “external auditors.” We understand that representatives of PwC will be present at the annual meeting on May 2. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

The Audit Committee has a policy that outlines procedures intended to ensure that it pre-approves all audit and non-audit services that our external auditors provide to us. The policy provides for pre-approval of a budget that sets the fees for all audit services to be performed during the upcoming fiscal year. It also mandates pre-approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding pre-approved cost levels. The policy allows the Audit Committee to delegate pre-approval authority to one or more of its members (except pre-approval authority for certain internal control-related services). A copy of the pre-approval policy is available on our website at www.enproindustries.com; click on “Investor,” and then “Corporate Governance.” The policy is located with our committee charters.

Before approving services to be performed by the external auditors, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The committee considers all of these factors as a whole. No one factor is necessarily determinative.

Fees Paid to External Auditors

The following table sets forth the total fees and expenses from PwC for each of the past two years:

	2006	2005

Audit Fees(1)	$2,054,766	$2,000,293
Audit-Related Fees(2)	21,314	77,575
Tax Fees	0	0
All Other Fees	0	0

TOTAL FEES	$2,076,080	$2,077,868

(1)	Audit fees consisted of work performed related to the preparation of our financial statements and the assessment of our internal control over financial reporting, as well as work generally only the external auditors can reasonably be expected to provide, such as statutory audits, accounting consultation and, in 2005, work related to a public debt offering.

(2)	Audit-related fees in 2006 consisted principally of services related to the completion of benefit plan audits for plan years ending in 2005.

The Audit Committee pre-approved all audit and audit-related services that PwC performed in 2005 and 2006 in accordance with our pre-approval policy.

PROPOSAL 2 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLC
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2007

On February 13, 2007, the Audit Committee reappointed PwC as our external auditors for the fiscal year ending December 31, 2007. The board of directors agrees with this decision. If the shareholders do not ratify this appointment, the Audit Committee will consider other external auditors.

The board recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our external auditors for 2007.

PROPOSAL 3 — APPROVAL OF THE AMENDED AND RESTATED SENIOR
EXECUTIVE ANNUAL PERFORMANCE PLAN

The board is submitting a proposal for approval by the shareholders of our amended and restated annual performance plan. The board believes that this plan, which we refer to as the annual plan or the annual performance plan, is an important factor in rewarding senior executives for their contributions and for strong company performance.

We established the annual plan in 2002, and the shareholders approved it in 2004. Since that time, the Compensation Committee has determined that the current list of performance measures under the annual plan does not enumerate all of the metrics that management and the board might use to measure the success of our business. While the annual award opportunity in a particular year may be based on any quantitative or qualitative performance measures that the committee deems appropriate, the committee believes that it is in the best interests of the company and the shareholders to have a broad range of metrics available under the annual plan that are considered “qualifying performance measures” for purposes of Section 162(m) of the federal tax code.

Section 162(m) provides that a company cannot deduct compensation paid to an executive that exceeds $1 million in a year unless the payments are pursuant to an “objective compensation formula” and meet several tests for “performance-based” compensation. One of these requirements is that the company’s shareholders approve the material terms of the plan under which the compensation will be paid, including the performance goals. In order for annual bonus awards using any of the new performance measures listed below to qualify as performance-based compensation, our shareholders must approve the amended and restated annual plan. This will allow us to maximize our deductions for executive compensation.

As amended, the performance measures under the annual plan are as follows:

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items

•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

Other measures:

•	Working capital (or any of its components or related metrics, e.g. DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g. productivity, cost of non-conformance or cost of quality, on time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g. cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

These revised performance measures are the only material changes to the annual plan.

The following summary of the annual plan is qualified in its entirety by reference to the text of the plan, which is attached as Appendix A.

Plan Administration

The annual plan is administered by the Compensation Committee or, if at any time that committee includes members who are not “outside directors” within the meaning of Section 162(m), a subcommittee of only “outside directors.” Currently, seven independent directors serve on the committee, and all of them are “outside directors.”

The committee may adopt rules and regulations for administering the annual plan. The committee also has the authority to interpret the plan and to decide factual issues that arise under it. All interpretations, decisions and other action by the committee under the annual plan will be conclusive and binding.

Participants

Only senior executives whose compensation may become subject to the non-deductibility provisions of Section 162(m) are eligible to participate in the annual plan. The committee selects the participants for each fiscal year within 90 days after the beginning of the year. For 2007, four executives will participate in the plan, Mr. Schaub, Mr. Dries, Mr. Magee and Mr. Smith.

Incentive Categories; Maximum and Threshold Awards

When the committee selects a participant for participation in the annual plan for a fiscal year, the committee assigns that participant to an incentive category based on his or her organizational level and potential impact on important company or division results. The incentive category into which a participant is placed determines the target award, expressed as a percentage of his or her base salary, that the participant will receive if we meet the target performance levels set by the committee for that year.

At the same time as it designates the participant’s target award for the year, the committee assigns maximum and threshold award levels for each performance measure. The threshold award level represents the minimum award that the participant may receive based on performance that, while below target performance levels, still meets a threshold performance level that the committee also sets. If our performance falls below the threshold performance level for a particular performance measure, the participant will earn no payment under the annual plan for that measure. Each participant’s threshold award level is 50% of his or her total target award. The maximum award level represents the maximum award that may be paid to the participant under the annual plan for a particular performance measure for that year. Each participant’s maximum award level is 200% of his or her total target award. In addition, the plan sets a $2,500,000 ceiling on the total award that any participant can receive in a single year.

Performance Goals

Within 90 days after the beginning of each fiscal year, the committee designates the following:

•	The incentive category and percentage of base salary for each participant that will determine his or her target award;

•	The performance measures and calculation methods to be used for the year;

•	A schedule for each performance measure relating achievement levels for the performance measure to award levels — i.e., threshold, target and maximum — as a percentage of the participants’ target awards; and

•	The relative weightings of the performance measures for that year.

Award Calculation and Payment

Soon after the end of each year, the committee certifies our performance with respect to each performance measure used for that year. Following certification, we calculate and pay individual awards under the annual plan to each participant who is still employed with us on the last day of the year (subject to the special provisions below for employees who terminate employment due to death, disability or retirement). The amount of each participant’s award for each individual performance measure is calculated according to the following formula:

participant’s total gross base salary	×	participant’s incentive category base salary percentage	×	percentage of target award to be paid based on performance measure results	×	relative weighting of performance measure	=	amount of award based on performance measure results

The amounts to be paid to the participant based on each performance measure are added together to arrive at the participant’s total award payment under the annual plan for the year. The committee has the authority to reduce the amount payable to a participant under this formula, but not to increase it.

Payments under the annual plan are made in cash, minus any amount necessary to satisfy applicable withholding taxes.

For information about awards under the annual plan for 2007, see “New Plan Benefits.”

Performance Measures

The performance measures that the committee may use under the annual plan, as amended, include but are not limited to those listed above. These metrics are considered “qualifying performance measures” for purposes of Section 162(m) and may be used individually, alternatively or in any combination, and are measured and applied as specified by the committee. In addition, each performance measure is subject to adjustment by the committee to remove the effect of charges for asbestos, restructurings, discontinued operations or non-recurring items, and each may be considered on a pre-tax or after tax basis, all as specified by the committee.

Termination of Employment

If a participant dies or becomes totally disabled under our long-term disability plan or retires (or is deemed to retire) under our pension plan during a fiscal year, he or she will receive a pro rata award after the end of the year, based upon the time portion of the year during which he or she was employed. Our financial performance for the entire year will be used to determine the amount of the award.

If a participant’s employment terminates prior to the end of the year for any reason (whether voluntary or involuntary) other than death, disability or retirement, the participant will not receive any award under the annual plan for that year unless the committee determines otherwise.

Change in Control

Within five days after any change in control that occurs prior to the end of a fiscal year, each participant will receive a pro rata cash payout of his or her award under the annual plan for that year based upon the time portion of the year completed through the date of the change in control. The amount of this interim payment will be equal to the product of (1) the number of months (including fractional months) in the year that elapsed prior to the change in control, multiplied by (2) 1/12 of the participant’s target award for that year or, if greater, 1/12 of the amount most recently paid to the participant under the plan for a completed year.

A participant will also remain entitled to a final payout upon completion of the year based on our (or any successor’s) performance results for the entire year, but that payout will be offset by the amount of the interim payment (if any). However, if the amount of the interim payout exceeds the amount of the payout upon completion of the year, no participant will be required to refund the excess to us, or to have it offset against any other payment due to the participant from or on behalf of us.

A change in control generally is deemed to have occurred if:

•	any person, entity or group becomes the beneficial owner of 20% or more of our common stock or combined voting power of our outstanding securities (subject to certain exceptions),

•	there has been a change in the majority of our directors that has not otherwise been approved by the directors,

•	a corporate reorganization occurs where the existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership, or

•	the company is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by our shareholders in substantially the same proportions as their holdings of our securities prior to the sale).

Modification and Termination of the Plan

The board may modify or terminate the annual plan at any time, except that no amendment or termination can reduce the amount otherwise payable to a participant under the plan as of the date of the amendment or termination. Moreover, effectiveness of the plan after any material amendment will be subject to shareholder approval of the plan as amended.

Deductibility of Awards Under the Plan

As described above, shareholders must approve the amended annual plan in order for plan awards that we pay in the future using the new performance measures to qualify as performance-based compensation under Section 162(m). We intend to comply with the other requirements of the performance-based compensation exclusion under Section 162(m), including requirements governing plan administration and shareholder approval of material amendments. We expect that compensation paid to executives under the annual plan will be deductible if our shareholders approve the amendment and restatement.

Vote Required

The amended and restated annual performance plan will be approved if more votes are cast “for” approval than are cast “against” it at the meeting. Abstentions and broker non-votes will not be cast “for” or “against” approval of the plan.

The board recommends that you vote FOR approval of our amended and restated annual performance plan.

PROPOSAL 4 — APPROVAL OF AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

The board is submitting a proposal for approval by the shareholders of our amended and restated long-term incentive plan. The board believes that the LTIP is an important factor in attracting, keeping and motivating key employees, and further believes that the type of incentive compensation offered under the plan should continue to be offered in the future. These awards provide key employees with a long-term stake in our success and a financial motivation to help us reach our longer term goals.

We established the LTIP in 2002, and the shareholders approved it in 2004. Since that time, the Compensation Committee has determined that the current list of performance measures under the LTIP does not enumerate all of the metrics that management and the board might use to measure the success of our business. While the LTIP award opportunity in a particular performance cycle may be based on any quantitative or qualitative performance measures that the committee deems appropriate, the committee believes that it is in the best interests of the company and the shareholders to have a broad range of metrics available under the LTIP that are considered “qualifying performance measures” for purposes of Section 162(m) of the federal tax code.

Section 162(m) provides that a company cannot deduct compensation paid to an executive that exceeds $1 million in a year unless the payments are pursuant to an “objective compensation formula” and meet several tests for “performance-based” compensation. One of these requirements is that the company’s shareholders approve the material terms of the plan under which the compensation will be paid, including the performance goals. In order for LTIP awards using any of the new performance measures listed below to qualify as performance-based compensation, our shareholders must approve the amended and restated LTIP. This will allow us to maximize our deductions for executive compensation.

As amended, the performance measures under the LTIP are as follows:

Revenue-related measures:

• Total sales

• Sales growth

• Sales growth excluding acquisitions

• Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

• Net income

• Earnings per share

• EPS before or after asbestos and/or other selected items

• Net income before or after asbestos charges and/or other selected items

• Pretax income before or after asbestos charges and/or other selected items

• Consolidated operating income before or after asbestos charges and/or other selected items

• Pretax consolidated operating income before or after asbestos charges and/or other selected items

• Segment operating income before or after asbestos charges and/or other selected items

• Pretax segment operating income before or after asbestos charges and/or other selected items

• Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

• EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

• Free cash flow before or after asbestos charges and/or other selected items

• Pretax free cash flow before or after asbestos charges and/or other selected items

• Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

• Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

• New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

• Total shareholder return

• Share price increase

• Total business return before or after asbestos charges and/or selected items

• Economic value added or similar “after cost of capital” measures

• Return on sales or margin rate, in total or for a particular product, product line or product group

Other measures:

•	Working capital (or any of its components or related metrics, e.g. DSO, DSI, DWC, working capital to sales ratio)

• Working capital improvement

• Market share

• Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g. productivity, cost of non-conformance or cost of quality, on time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g. cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

These revised performance measures are the only material changes to the LTIP.

The following summary of the long-term incentive plan is qualified in its entirety by reference to the text of the plan, which is attached as Appendix B.

Plan Administration

The LTIP is administered by the Compensation Committee or, if at any time that committee includes members who are not “outside directors” within the meaning of Section 162(m), a subcommittee of only “outside directors.” Currently, seven independent directors serve on the committee, and all of them are “outside directors.”

The committee may adopt rules and regulations for administering the LTIP. The committee also has the authority to interpret the plan and to decide factual issues that arise under it. All interpretations, decisions and other action by the committee under the LTIP will be conclusive and binding.

Participants and Performance Periods

Key employees of the company who are in a position to influence our performance, and thereby enhance shareholder value over time, are eligible to participate in the LTIP. The committee selects the participants for each performance period within 90 days after the period begins. Selection as a participant for one performance period does not guarantee selection in any other performance period.

Unless the committee determines otherwise, a new performance period will begin on January 1 of each year. The committee sets the length of each performance period, which will be at least two years. The three most recent performance cycles have been for three year periods, and the board expects future performance periods to be three years.

An employee who first becomes eligible for participation (as a new hire, or by reason of a promotion) may not become a participant at his or her new position level until the performance period that begins on the January 1 immediately following the hire or promotion date. There will be no new performance awards or adjustments to awards for performance periods that began prior to a participant’s hire or promotion date. For the 2007-2009 performance cycle, approximately 90 key employees will participate in the plan.

Awards

When a participant is selected for participation in the LTIP for a performance period, the committee assigns him or her a target award for each performance measure. The participant will earn this award if we meet the target performance level set by the committee for that performance measure in that performance period. The target award may be expressed as a dollar amount, a number of shares of common stock to be issued as performance shares under our current equity compensation plan, or a combination of a dollar amount and a number of performance shares.

Any portion of the target award made in the form of performance shares is evidenced by a performance shares award agreement consistent with the provisions of our equity compensation plan.

At the same time as it designates the participant’s target awards for the performance period, the committee assigns maximum and threshold award levels that are expressed as a percentage of the target award. The maximum award level represents the maximum percentage of the target award that the participant may receive for a performance period based on performance at or above the highest or maximum performance level that the committee set. The threshold award level represents the minimum percentage of the target award that the participant may receive for a performance period based on performance below target performance levels. If our performance falls below a threshold performance award level (which the committee also sets) for a particular performance measure, the participant will earn no payment under the LTIP for that measure.

The plan sets a $2,500,000 ceiling on the total award that any participant can receive in a single year. In addition, any award of performance shares under the LTIP is subject to the individual award limit applicable under our equity compensation plan, which provides that no one may receive awards with respect to more than 500,000 shares of common stock in any calendar year.

Awards under the LTIP are not considered eligible earnings for pension plans, savings plans, profit sharing plans or any other benefit plans that we sponsor.

Performance Goals

Within 90 days after the beginning of each performance period, the committee designates the following:

•	The performance measures and calculation methods to be used for the performance period;

•	A schedule for each performance measure relating achievement levels for the performance measure to award levels — i.e., threshold, target and maximum — as a percentage of the participants’ target awards; and

•	The relative weightings of the performance measures for that performance period.

Award Calculation and Payment

Soon after the end of each performance period, the committee certifies our performance with respect to each performance measure used for that performance period. Following certification, we calculate and pay individual awards under the LTIP to each participant who is still employed with us on the last day of the performance period (subject to the special provisions below for employees who terminate employment due to death, disability or retirement). The amount of each participant’s award for each individual performance measure is calculated according to the following formula:

participant’s target award	×	percentage of target award to be paid based on performance measure results	×	relative weighting of performance measure	=	amount of award based on performance measure results

The incentive amounts to be paid to the participant based on each performance measure are added together to arrive at the participant’s total award payment under the plan for the performance period. The committee has the authority to reduce the amount payable to a participant under this formula, but not to increase it.

Any payments to a participant under the LTIP will be made in cash (less any amount necessary to satisfy applicable withholding taxes), except that if any portion of the award is in the form of performance shares, the applicable award agreement will specify whether that portion will be settled in cash, shares of our common stock or a combination of cash and stock. In addition, each participant may elect to defer all or part of any award under the terms of any applicable deferred compensation plan.

For information about awards under the Long-Term Incentive Plan for the performance period that began January 1, 2007, see “New Plan Benefits.”

Performance Measures

The performance measures that the committee may use under the LTIP, as amended, include but are not limited to those listed above. These metrics are considered “qualifying performance measures” for purposes of Section 162(m) and may be used individually, alternatively or in any combination, and are measured and applied as specified by the committee. In addition, each performance measure is subject to adjustment by the committee to remove the effect of charges for asbestos, restructurings, discontinued operations or non-recurring items, and each may be considered on a pre-tax or after tax basis, all as specified by the committee.

Termination of Employment

If a participant dies or becomes totally disabled under our long-term disability plan, or retires (or is deemed to retire) under our pension plan during a performance period, he or she will receive a pro rata award after the end of the performance period, based upon the time portion of the performance period during which he or she was employed. If the participant has become disabled or has retired, our financial performance for the entire performance period will be used to determine the amount of the award. If the participant has died, the award will be calculated using our financial performance for the portion of the performance period through the end of the fiscal quarter following his or her death.

The actual award payout for an employee who has died, retired or become disabled will not occur until after the end of the performance period.

If a participant’s employment terminates prior to the end of a performance period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the participant will forfeit all rights to compensation under the LTIP unless the committee determines otherwise.

Change in Control

Within five days after any change in control that occurs prior to the end of a performance period, each participant will receive a pro rata payout of his or her award under the LTIP for that performance period based upon the time portion of the performance period completed through the date of the change in control and our financial performance calculated for that period. The participant will also remain entitled to a final payout upon completion of the performance period based on our (or any successor’s) performance results for the entire performance period, but that payout will be offset by the amount of the interim payment (if any). However, if the amount of the interim payout exceeds the amount of the payout upon completion of the performance period, no participant will be required to refund the excess to us, or to have it offset against any other payment due to the participant from or on behalf of us.

A change in control generally is deemed to have occurred if

•	any person, entity or group becomes the beneficial owner of 20% or more of our common stock or combined voting power of our outstanding securities (subject to certain exceptions),

•	there has been a change in the majority of our directors that has not otherwise been approved by the directors,

•	a corporate reorganization occurs where the existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership, or

•	the company is liquidated or dissolved, or substantially all of its assets are sold (other than to a company more than 70% of the outstanding common stock and combined voting power of which is held by our shareholders, in substantially the same proportions as their holdings of our securities prior to the sale).

Modification and Termination of the Plan

The board may modify or terminate the Long-Term Incentive Plan at any time, except that no amendment or termination can reduce the amount otherwise payable to a participant under the plan as of the date of the amendment or termination. Moreover, effectiveness of the plan after any material amendment is subject to shareholder approval of the plan as amended.

Deductibility of Awards Under the Plan

As described above, our shareholders must approve the amended LTIP in order for plan awards that we pay in the future using the new performance measures to qualify as performance-based compensation under Section 162(m). We intend to comply with the other requirements of the performance-based compensation exclusion under Section 162(m), including requirements governing plan administration and shareholder approval of material amendments. We expect that compensation paid to executives under the LTIP will be deductible if our shareholders approve the amendment and restatement.

Vote Required

The amended and restated long-term incentive plan will be approved if more votes are cast “for” approval than are cast “against” it at the meeting. Abstentions and broker non-votes will not be cast “for” or “against” approval of the plan.

The board recommends that you vote FOR approval of our amended and restated long-term incentive plan.

NEW PLAN BENEFITS

This table provides information about awards under our annual performance plan and our LTIP. For more information about these plans, see “Proposal 3 — Approval of Amended and Restated Senior Executive Annual Performance Plan” and “Proposal 4 — Approval of Amended and Restated Long-Term Incentive Plan.”

	Senior Executive Annual		Long-Term Incentive
	Performance Plan(1)		Plan(2)
Name and Principal	Dollar	Number of	Dollar	Number of
Position	Value ($)	Units	Value ($)	Units(3)

Ernest F. Schaub	556,750	-0-	736,875	20,084
William Dries	206,400	-0-	258,000	7,032
Richard L. Magee	172,150	-0-	203,450	5,545
John R. Smith	144,100	-0-	163,750	4,463
J. Milton Childress II(4)	-0-	-0-	71,100	1,938
All current executive officers as a group	1,079,400	-0-	1,523,613	41,527
All current directors who are not executive officers, as a group	-0-	-0-	-0-	-0-
All employees, including current officers who are not executive officers, as a group	1,079,400	-0-	2,608,145	140,443

(1)	Amounts shown are target awards for meeting 100% of pre-established performance goals for the performance period of January 1, 2007 to December 31, 2007, and will be adjusted up or down based on our actual performance. See the text above under “Proposal 3 — Approval of Amended and Restated Senior Executive Annual Performance Plan” for more information regarding the annual performance period and award adjustment.

(2)	Amounts shown are target awards for meeting 100% of pre-established performance goals over the performance period of January 1, 2007 to December 31, 2009, and will be adjusted up or down based on our actual performance. See the text above under “Proposal 4 — Approval of Amended and Restated Long-Term Incentive Plan” for more information regarding the long-term performance period and award adjustment.

(3)	Units shown are performance shares that correspond to shares of our common stock, the value of which is in addition to the cash award granted under the LTIP. We calculated these values using a price of $36.69 per share, the average of the high and low prices of our common stock on March 16, 2007. If earned, the performance shares vest on December 31, 2009.

(4)	Mr. Childress participates in our Management Annual Performance Plan which is identical to the Senior Executive Annual Performance Plan except as to the identity of the participants. Mr. Childress was granted an award valued at $118,500 under that plan.

OTHER MATTERS

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

SHAREHOLDER PROPOSALS

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2008 annual shareholders’ meeting must ensure that our Secretary receives the proposal between January 1, 2008 and January 31, 2008 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from May 2, 2008). Each notice must include:

•	a brief description of each proposed matter of business and the reasons for conducting that business at the annual meeting;

•	the name and address of the shareholder proposing the matter, and of any other shareholders believed to be supporting the proposal;

•	the number of shares of each class of the our common stock that these shareholders own; and

•	any material interest that these shareholders have in the proposal.

If the notice contains a nomination to the board of directors, it must also contain the following information:

•	The name and address of the person or persons to be nominated;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings to make the nomination between the shareholder and each nominee and any other person or persons (naming such person or persons);

•	all other information regarding each nominee that would be required to be included in a proxy statement if the board had nominated the nominee; and

•	the written consent of each nominee to serve as a director if elected.

In addition, we must receive any shareholder proposal intended to be included in our proxy statement for the 2008 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 21, 2007. Applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2008 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Richard L. Magee
Secretary

March 22, 2007

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD

APPENDIX A

ENPRO INDUSTRIES, INC.
SENIOR EXECUTIVE ANNUAL PERFORMANCE PLAN
(2007 AMENDMENT AND RESTATEMENT)

PURPOSE

The EnPro Industries, Inc. Senior Executive Annual Performance Plan (the “Plan”) was established effective May 31, 2002 (the “Effective Date”) to provide opportunities to certain senior executives to receive incentive compensation as a reward for high levels of personal performance above the ordinary performance standards compensated by base salary, and for their contributions to the strong performance of the Company. The Plan, together with base compensation, is designed to provide above average total cash compensation when all relevant performance objectives are achieved and below average total cash compensation when such objectives are not achieved.

ELIGIBILITY

Participation in the Plan will be limited to those senior executives whose compensation may become subject to the non-deductibility provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any similar successor provision (the “Code”). Participants will be selected prior to or within 90 days of the beginning of each Plan Year by the Compensation and Human Resources Committee of the Company’s Board of Directors or a subcommittee of the committee consisting only of those members of that committee who are “outside” Directors as defined in regulations under the Code if any members of the committee are not “outside” Directors as so defined (the “Committee”).

INCENTIVE CATEGORIES

Each year the Committee will assign each Participant to an incentive category based on organizational level and potential impact on important Company or division results. The incentive categories define the target level of incentive opportunity, stated as a percentage of base salary as determined by the Committee, that will be available to the Participant if the Company’s target performance levels are met for the Plan Year (the “Target Incentive Amount”).

MAXIMUM AND THRESHOLD AWARDS

Each Participant will be assigned maximum and threshold award levels. Maximum award level represents the maximum amount of incentive award that may be paid to a Participant for a Plan Year. Threshold award level represents the level above which an incentive award will be paid to a Participant. Performance below the threshold level will earn no incentive payments. Each Participant’s maximum award level will be 200% of his or her Target Incentive Amount. Under no circumstances will any Participant be paid an award exceeding $2,500,000.

PERFORMANCE MEASURES

The Committee may use any quantitative or qualitative performance measure or measures that it determines to use to measure the level of performance of the Company or any individual participant during a Plan Year.

Performance measures that may be used under the Plan include, but are not limited to, the following, which shall be considered “qualifying performance measures” and which may be used individually, alternatively, or in any combination, applied to the Company as a whole or to a division or business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award. Each performance measure is subject to adjustment by the Committee in its discretion at the time of the award to remove the effect of charges for asbestos, restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance. In addition, awards may be determined on a pre-tax or after tax basis, as specified by the Committee at the time of the award:

Revenue-related measures:

• Total sales

• Sales growth

• Sales growth excluding acquisitions

• Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

• Net income

• Earnings per share

• EPS before or after asbestos and/or other selected items

• Net income before or after asbestos charges and/or other selected items

• Pretax income before or after asbestos charges and/or other selected items

• Consolidated operating income before or after asbestos charges and/or other selected items

• Pretax consolidated operating income before or after asbestos charges and/or other selected items

• Segment operating income before or after asbestos charges and/or other selected items

• Pretax segment operating income before or after asbestos charges and/or other selected items

• Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

• EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

• Free cash flow before or after asbestos charges and/or other selected items

• Pretax free cash flow before or after asbestos charges and/or other selected items

• Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

• Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

• New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

• Total shareholder return

• Share price increase

• Total business return before or after asbestos charges and/or selected items

• Economic value added or similar “after cost of capital” measures

• Return on sales or margin rate, in total or for a particular product, product line or product group

Other measures:

•	Working capital (or any of its components or related metrics, e.g. DSO, DSI, DWC, working capital to sales ratio)

• Working capital improvement

• Market share

• Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g. productivity, cost of non-conformance or cost of quality, on time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g. cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

PARTIAL PLAN YEAR PARTICIPATION

Subject to the Change in Control provisions described below, incentive awards to Participants who terminate during the Plan Year for reasons of death, disability (under the Company’s Long-Term Disability Plan), or retirement (under the Company’s Salaried Retirement Plan) will be calculated as specified above and will be paid pro rata based on a fraction, the numerator of which is the number of full and partial months of the Plan Year during which the Participant was employed by the Company, and the denominator of which is the total number of months in the Plan Year. Subject to the Change in Control provisions described below, Participants who terminate during a Plan Year for reasons other than death, disability, or retirement will receive no incentive award payments for such Plan Year, unless the Committee determines otherwise.

PERFORMANCE GOALS

The Committee will designate, prior to or within 90 days of the beginning of each Plan Year:

•	The incentive category and percentage of base salary for each Participant to determine his or her Target Incentive Amount;

•	The performance measures and calculation methods to be used for the Plan Year;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target Incentive Amounts; and

•	The relative weightings of the performance measures for the Plan Year.

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Plan Year, the Committee will certify the Company’s performance with respect to each performance measure used for that Plan Year.

AWARD CALCULATION AND PAYMENT

Individual incentive awards will be calculated and paid as soon as practicable following the Committee’s certification of performance for each Plan Year. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula (the “Formula”).

Participant’s total gross base salary	×	Participant’s incentive category percentage for achievement against performance measure	×	Percentage of target award to be paid	×	Relative weighting of performance measure	=	Amount of incentive award based on performance measure

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Plan Year.

PAYMENT UPON CHANGE IN CONTROL

Anything to the contrary notwithstanding, within five days following the occurrence of a Change in Control, the Company shall pay to each Participant an interim lump-sum cash payment (the “Interim Payment”) with respect to his or her participation in the Plan. The amount of the Interim Payment shall equal the product of (x) the number of months in the Plan Year in which the Change in Control occurs, including fractional months, that elapsed before the occurrence of the Change in Control and (y) one-twelfth of the greater of (i) the amount most recently paid to each Participant for a full Plan Year under the Plan or (ii) the Target Incentive Amount for each Participant in effect prior to the Change in Control for the Plan Year in which the Change in Control occurs. The Interim Payment shall not reduce the obligation of the Company to make a final payment under the terms of the Plan, but any Interim Payment made shall be offset against any later payment required under the terms of the Plan for the Plan Year in which a Change in Control occurs. Notwithstanding the foregoing, in no event shall any Participant be required to refund to the Company, or have offset against any other payment due any Participant from or on behalf of the Company, all or any portion of the Interim Payment.

For purposes of the Plan, a Change in Control shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

PLAN YEAR

The Plan Year shall be the fiscal year of the Company.

PLAN ADMINISTRATION

The Plan will be administered by the Committee. In administering the Plan, the Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Formula, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

MISCELLANEOUS

(i) Amendment and termination. The Board of Directors of the Company may amend, modify, or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Participant under the Plan as of the date of such amendment, modification or termination.

(ii) Shareholder Approval. No amounts shall be payable hereunder on or after the first annual shareholders meeting that occurs after the Effective Date unless the terms of the Plan are approved by the shareholders of the Company on or before such annual shareholders meeting consistent with the requirements of Section 162(m) of the Code. In accordance with Section 162(m)(4)(C)(ii) of the Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii) of the Code.

(iii) Applicable law. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

APPENDIX B

ENPRO INDUSTRIES, INC.
LONG-TERM INCENTIVE PLAN
(2007 AMENDMENT AND RESTATEMENT)

PURPOSE

The EnPro Industries, Inc. Long-Term Incentive Plan (the “Plan”) was established effective as of January 1, 2003 (the “Effective Date”) to provide long-term incentive compensation to key employees who are in a position to influence the performance of EnPro Industries, Inc. (the “Company”), and thereby enhance shareholder value over time. The Plan provides a significant additional financial opportunity and complements other parts of the Company’s total compensation program for key employees.

ELIGIBILITY AND PERFORMANCE PERIODS

The Committee (as defined in the “Plan Administration” section of the Plan) will determine which employees of the Company are eligible to participate in the Plan from time to time. Participants will be selected within 90 days after the beginning of each multi-year performance cycle (“Performance Period”). Each Performance Period will be of two or more years duration as determined by the Committee and will commence on January 1 of the first year of the Performance Period. A new Performance Period will commence each year unless the Committee determines otherwise.

TARGET AWARDS

At the time a Participant is selected for participation in the Plan for a Performance Period, the Committee will assign the Participant a Target LTIP Award to be earned if the Company’s target performance levels are met for the Performance Period (the “Target LTIP Award”). The Target LTIP Award may be expressed as a dollar amount, a number of Performance Shares under the Company’s Equity Compensation Plan, or a combination of a dollar amount and a number of Performance Shares. Any portion of the Target LTIP Award made in the form of Performance Shares will be evidenced by a Performance Shares award agreement consistent with the provisions of the Equity Compensation Plan.

MAXIMUM AND THRESHOLD AWARDS

At the time a Participant is selected for participation in the Plan for a Performance Period, the Participant will be assigned maximum and threshold award levels, expressed as a percentage of the Target LTIP Award. Maximum award level represents the maximum percentage of the Target LTIP Award that may be paid to a Participant for a Performance Period based on performance above target performance levels. Threshold award level represents the minimum percentage of the Target LTIP Award that may be paid to a Participant for a Performance Period based on performance below target performance levels. Performance below the threshold performance award level will earn no incentive payments.

Under no circumstances will any Participant earn an award for a Performance Period expressed in dollars exceeding $2,500,000. In addition, any award of Performance Shares hereunder shall be subject to the individual award limit applicable under the Equity Compensation Plan.

PERFORMANCE MEASURES

The Committee may use any quantitative or qualitative performance measure or measures that it determines to use to measure the level of performance of the Company or any individual participant during a Performance Period.

Performance measures that may be used under the Plan include, but are not limited to, the following, which shall be considered “qualifying performance measures” and which may be used individually, alternatively, or in any combination, applied to the Company as a whole or to a division or business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the award. Each performance measure is subject to adjustment by the Committee in its discretion at the time of the award to remove the effect of charges for asbestos, restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance. In addition, awards may be determined on a pre-tax or after tax basis, as specified by the Committee at the time of the award:

Revenue-related measures:

•	Total sales

•	Sales growth

•	Sales growth excluding acquisitions

•	Other specific revenue-based measures for particular products, product lines or product groups

Income-based measures:

•	Net income

•	Earnings per share

•	EPS before or after asbestos and/or other selected items

•	Net income before or after asbestos charges and/or other selected items

•	Pretax income before or after asbestos charges and/or other selected items

•	Consolidated operating income before or after asbestos charges and/or other selected items

•	Pretax consolidated operating income before or after asbestos charges and/or other selected items

•	Segment operating income before or after asbestos charges and/or other selected items

•	Pretax segment operating income before or after asbestos charges and/or other selected items

•	Earnings before interest and taxes (EBIT) before or after asbestos charges and/or other selected items

•	EBITDA before or after asbestos charges and/or other selected items

Cash flow-based measures:

•	Free cash flow before or after asbestos charges and/or other selected items

•	Pretax free cash flow before or after asbestos charges and/or other selected items

•	Asbestos-related cash outflow (or changes in asbestos-related cash outflow)

•	Pretax asbestos-related cash outflow (or pretax changes in asbestos-related cash outflow)

•	New asbestos commitments (or changes in new asbestos commitments)

Return-based measures:

•	Return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Pretax return on equity, assets, investment, invested capital, capital, total or net capital employed, or sales, before or after asbestos charges and/or other selected items

•	Total shareholder return

•	Share price increase

•	Total business return before or after asbestos charges and/or selected items

•	Economic value added or similar “after cost of capital” measures

•	Return on sales or margin rate, in total or for a particular product, product line or product group

Other measures:

•	Working capital (or any of its components or related metrics, e.g. DSO, DSI, DWC, working capital to sales ratio)

•	Working capital improvement

•	Market share

•	Measures of customer satisfaction (including survey results or other measures of satisfaction)

•	Safety (determined by reference to recordable or lost time rates, first aids, near misses or a combination of two or more such measures or other measures)

•	Measures of operating efficiency, e.g. productivity, cost of non-conformance or cost of quality, on time delivery, efficiency ratio (controllable expenses divided by operating income or other efficiency metric)

•	Strategic objectives with specifically identified areas of emphasis, e.g. cost reduction, acquisition assimilation synergies, acquisitions, organization restructuring

PERFORMANCE GOALS

The Committee will designate, within 90 days of the beginning of each Performance Period:

•	The performance measures and calculation methods to be used for the Performance Period;

•	A schedule for each performance measure relating achievement levels for the performance measure to incentive award levels as a percentage of Participants’ Target LTIP Awards; and

•	The relative weightings of the performance measures for the Performance Period.

The performance goals established by the Committee for a Performance Period are intended to satisfy the “objective compensation formula” requirements of Treasury Regulations Section 1.162-27(e)(2).

PERFORMANCE CERTIFICATION

As soon as practicable following the end of each Performance Period and prior to any award payments for the Performance Period, the Committee will certify the Company’s performance with respect to each performance measure used for that Performance Period.

AWARD CALCULATION AND PAYMENT

For each Performance Period, individual incentive awards will be calculated and paid to each Participant who is still employed with the Company (subject to the special provisions below for employees who terminate employment due to death, disability or retirement) as soon as practicable following the Committee’s certification of performance for the Performance Period. The amount of a Participant’s incentive award to be paid based on each individual performance measure will be calculated based on the following formula:

Participant’s Target LTIP Award	×	Percentage of target award to be paid based on performance measure results	×	Relative weighting of performance measure	=	Amount of incentive award based on performance measure results

The incentive amounts to be paid to the Participant based on each performance measure will be summed to arrive at the Participant’s total incentive award payment for the Performance Period.

Payments from the Plan to a Participant, if any, will be made in cash (less any amount necessary to satisfy applicable withholding taxes); provided, however, that (i) if any portion of the award is in the form of Performance

Shares, the applicable Performance Shares award agreement will specify whether the award will be settled in cash, shares of the Company’s common stock or a combination of cash and stock; and (ii) at the Participant’s election, receipt of all or part of an award may be deferred under the terms of the EnPro Industries, Inc. Deferred Compensation Plan (or other deferred compensation plan of the Company).

TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, RETIREMENT

If a Participant becomes totally disabled under the Company’s Long-Term Disability Plan, or retires (or is deemed to retire) under the Company’s Salaried Retirement Plan during a Performance Period, the Participant will receive a pro rata payout at the end of the Performance Period, based upon the time portion of the Performance Period during which he or she was employed. The actual payout will not occur until after the end of the Performance Period, at which time the financial performance for the entire Performance Period will be used to determine the amount of the award prior to proration.

If a Participant dies during a Performance Period, the Participant will receive a pro rata payout based upon financial results calculated for the portion of the Performance Period through the end of the fiscal quarter following the Participant’s death.

OTHER TERMINATION OF EMPLOYMENT

If a Participant’s employment terminates prior to the end of a Performance Period for any reason (whether voluntary or involuntary) other than death, disability or retirement, the Participant will forfeit all rights to compensation under the Plan, unless the Committee determines otherwise.

NEW HIRES OR PROMOTIONS INTO ELIGIBLE POSITIONS

Participants will become eligible for participation in the Plan at their new position level beginning with the Performance Period which begins on the January 1 immediately following their hire or promotion date. No new performance awards or adjustments to awards for Performance Periods that commenced prior to a Participant’s hire or promotion date will be made.

PAYMENT UPON CHANGE IN CONTROL

Anything to the contrary notwithstanding, if a Change in Control occurs prior to the end of a Performance Period, within five days following the occurrence of the Change in Control each Participant will receive a pro rata payout of the Participant’s award for that Performance Period based upon the portion of the Performance Period completed through the date of the Change in Control and the performance results calculated for that period (the “Interim LTIP Payment”). The Participant shall also remain entitled to a payout upon completion of the Performance Period based on performance results for the entire Performance Period, such payout to be offset be the amount of the Interim LTIP Payment (if any); provided, however, that the Participant will not be required to refund to the Company, or have offset against any other payment due to the Participant from or on behalf of the Company, in the event the amount of the Interim LTIP Payment exceeds the amount of the payout upon completion of the Performance Period.

For purposes of the Plan, a “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(ii) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

(iii) consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation and Human Resources Committee of the Company’s Board of Directors (or a subcommittee of that committee consisting only of those members of that committee who are “outside directors” within the meaning of Section 162(m) of the Internal revenue Code if any members of the committee are not “outside directors”) (the “Committee”). In administering the Plan, the Committee shall be empowered to interpret the provisions of the Plan and to perform and exercise all of the duties and powers granted to it under the terms of the Plan by action of a majority of its members in office from time to time. The Committee is empowered to set preestablished performance targets, measure the results and determine the amounts payable according to the Formula. While the Committee may not increase the amounts payable under the Plan formula for a Performance Period, it retains discretionary authority to reduce the amount of compensation that would otherwise be payable to the Participants if the goals are attained. The Committee may also adopt such rules and regulations for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Committee with respect to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan. Not in limitation of the foregoing, the Committee shall have the discretion to decide any factual or interpretative issues that may arise in connection with its administration of the Plan (including without limitation any determination as to claims for benefits hereunder), and the Committee’s exercise of such discretion shall be conclusive and binding on all affected parties as long as it is not arbitrary or capricious.

MISCELLANEOUS

(i) Amendment and Termination. The Board of Directors of the Company may amend, modify, or terminate the Plan at any time, provided that no amendment, modification or termination of the Plan shall reduce the amount payable to a Participant under the Plan as of the date of such amendment, modification or termination.

(ii) Shareholder Approval. No amounts shall be payable hereunder unless the material terms of the Plan are first approved by the shareholders of the Company consistent with the requirements of Section 162(m) of the Internal Revenue Code. In accordance with Section 162(m)(4)(C)(ii) of the Internal Revenue Code, the continued effectiveness of the Plan is subject to its approval by the shareholders of the Company at such other times as required by Section 162(m)(4)(C)(ii).

(iii) Coordination With Other Company Benefit Plans. Any income participants derive from Plan payouts will not be considered eligible earnings for Company or subsidiary pension plans, savings plans, profit sharing plans or any other benefit plans.

(iv) Participant’s Rights. A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. To the extent the Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and the Participant. Designation as a Participant in the Plan for a Performance Period shall not entitle or be deemed to entitle the Participant to be designated as a Participant for any subsequent Performance Periods or to continued employment with the Company.

(v) Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by the laws of the United States of America.

YOUR VOTE IS IMPORTANT
ENPRO INDUSTRIES, INC.	VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET
https://www.proxypush.com/npo
•	Go to the website address listed above.

•	Have your proxy card ready.

•	Follow the simple instructions that appear on your computer screen.

OR
TELEPHONE
1-866-307-0775
•	Use any touch-tone telephone.

•	Have your proxy card ready.

•	Follow the simple recorded instructions.

OR
MAIL

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage-paid envelope provided.

You may enter your voting instructions at
www.proxypush.com up until 11:59 PM
Eastern Time on May 1, 2007.

▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Please Sign, Date and Return
the Proxy Card Promptly
Using the Enclosed Envelope.
☒
Votes must be indicated
(x) in Black or Blue ink.

The Board Recommends a Vote FOR all Nominees and “FOR” Proposal 2.
1. ELECTION OF DIRECTORS

FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	EXCEPTIONS	☐

Nominees:	01 — William R. Holland, 02 — Ernest F. Schaub, 03 — J.P. Bolduc, 04 — Peter C. Browning, 05 — Joe T. Ford, 06 — Gordon D. Harnett, 07 — David L. Hauser, 08 — Wilbur J. Prezzano, Jr.
(INSTRUCTIONS: To vote against any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)
This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR election of the Directors and FOR proposal 2, or if this card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.
The Board Recommends a Vote FOR the Proposals below.

		FOR	AGAINST	ABSTAIN

2.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007:	☐	☐	☐

3.	Act upon a proposal to approve our Amended and Restated Senior Executive Annual Performance Plan:	☐	☐	☐

4.	Act upon a proposal to approve our Amended and Restated Long-Term Incentive Plan:	☐	☐	☐

5.	Transact such other business as may properly come before the meeting or any adjournment thereof.
     To change your address please mark this box. ☐

S C A N   L I N E

INSTRUCTIONS—Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Date Share Owner sign here	Co-Owner sign here

ANNUAL MEETING OF SHAREHOLDERS OF
ENPRO INDUSTRIES, INC.
May 2, 2007
If you want to receive your proxy materials
electronically in the future, please vote your shares and
sign up for electronic delivery through the Internet.
Please visit https://www.proxyconsent.com/npo
and follow the instructions.
If you do not vote your shares electronically or by phone,
please date, sign and mail your proxy card
in the envelope provided
as soon as possible.

PROXY
ENPRO INDUSTRIES, INC.
Proxy Solicited on Behalf of the Board of Directors
for Annual Meeting of Shareholders May 2, 2007.
The undersigned hereby appoint(s) Ernest F. Schaub and Richard L. Magee, and each of them singularly, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in EnPro Industries, Inc. Common Stock as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held May 2, 2007 and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.
This card also constitutes your voting Instructions for any and all shares held by The Bank of New York for your account and will be considered to be voting instructions to the plan trustee(s) with respect to shares held in accounts under the plans listed on page 1 of the proxy statement. If you are a participant under any of these plans, please vote your shares electronically or return your proxy no later than Monday, April 30, 2007.
(Continued and to be signed on the reverse side.)

ENPRO INDUSTRIES, INC.
P.O. BOX 11428
NEW YORK, N.Y. 10203-0428